UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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Astoria Financial Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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One Astoria Federal Plaza Lake Success, NY 11042-1085 516-327-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 17, 2006

          The Annual Meeting of Shareholders of Astoria Financial Corporation will be held on Wednesday, May 17, 2006, at 9:30 a.m., Eastern Time, at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York 11040. The meeting will be held to consider and act upon the following matters:

1.	The election of four directors for terms of three years each;

2.	The ratification of the appointment of the independent registered public accounting firm; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

          Holders of record of Astoria Financial Corporation common stock, as of the close of business on March 24, 2006, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at the meeting, and at Astoria Financial Corporation, One Astoria Federal Plaza, Lake Success, New York 11042 and at Astoria Federal Savings and Loan Association, Mortgage Center, 2000 Marcus Avenue, New Hyde Park, New York 11042, for a period of ten days prior to the meeting.

          IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

By order of the Board of Directors,

/s/ Alan P. Eggleston

Alan P. Eggleston
Executive Vice President, Secretary and General Counsel

Dated: April 10, 2006

ASTORIA FINANCIAL CORPORATION
One Astoria Federal Plaza
Lake Success, New York 11042-1085

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 17, 2006

General Information

          This Proxy Statement and the accompanying proxy card are being furnished to holders of Astoria Financial Corporation, referred to as AFC, common stock in connection with the solicitation of proxies by the Board of Directors of AFC, referred to as the Board, for use at the AFC Annual Meeting of Shareholders to be held on May 17, 2006, and at any adjournments or postponements thereof, referred to as the Annual Meeting. AFC’s Annual Meeting will be held at 9:30 a.m., Eastern Time, at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York 11040. Only holders of record of AFC’s issued and outstanding common stock, par value $0.01 per share, referred to as AFC Common Stock, as of the close of business on the Record Date, March 24, 2006, are entitled to vote at the Annual Meeting. AFC’s 2005 Annual Report and Form 10-K, which includes the consolidated financial statements of AFC for the fiscal year ended December 31, 2005, referred to as the Consolidated Financial Statements, accompanies this Proxy Statement and the proxy card which are first being mailed or given to shareholders of record on or about April 10, 2006.

Voting and Quorum Requirements

          As of the Record Date, there were 103,223,936 shares of AFC Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Each share of AFC Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each matter to properly come before the Annual Meeting, except as described below. The presence, either in person or by proxy, of the holders of a majority of all of the shares of AFC Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

          The election of directors shall be by a plurality of votes cast by the holders of AFC Common Stock present, in person or by proxy, and entitled to vote thereon. Holders of AFC Common Stock may not vote their shares cumulatively with respect to the election of directors. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for AFC requires the affirmative vote of a majority of the votes cast by the holders of AFC Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

          Shares of AFC Common Stock as to which the “ABSTAIN” box has been selected on the proxy card with respect to the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for AFC will be counted as present and entitled to vote and will have the effect of a vote against such ratification. In contrast, shares of AFC Common Stock underlying broker non-votes and shares for which a proxy card is not returned will not be counted as present and entitled to vote and will have no effect on such proposal.

          Every properly executed proxy card that is received by AFC prior to the closing of the polls at the Annual Meeting will be voted in accordance with the instructions contained therein unless otherwise revoked. Properly executed unmarked proxy cards will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the appointment of the independent registered public accounting firm. If you are a shareholder whose shares are not registered in your own name, you will need an assignment of voting rights from the shareholder of record to vote personally at the Annual Meeting.

          Pursuant to the Certificate of Incorporation of AFC, no record shareholder of AFC Common Stock which is beneficially owned, directly or indirectly, by a shareholder who, as of the Record Date, beneficially owns more than ten percent (10%) of AFC Common Stock outstanding on such date will be entitled or permitted to vote any shares of AFC Common Stock in excess of ten percent (10%) of AFC Common Stock outstanding as of the Record Date. For purposes of this limitation, neither the Astoria Federal Savings and Loan Association, referred to as the Association, Employee Stock Ownership Plan, referred to as the ESOP, nor the trustee of such plan is considered the beneficial owner of the AFC Common Stock held by the Association ESOP.

          Participants in the Association ESOP and the Association Incentive Savings Plan have the right to direct the voting of AFC Common Stock held in their plan accounts, but do not have the right to vote those shares personally at the Annual Meeting. Such participants should refer to the voting instructions provided by the plan fiduciaries for information on how to direct the voting of these shares.

Revocation of Proxies

           Any shareholder who executes a proxy has the right to revoke it at any time before it is voted. A proxy may be revoked by delivering to the Secretary of AFC, at its principal office or at the Annual Meeting prior to the closing of the polls at the Annual Meeting, either a written revocation or a proxy, duly executed, bearing a later date, or by attending the Annual Meeting and voting in person.

Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of AFC Common Stock by each person or group of persons, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, known to AFC to be the beneficial owner of more than five percent (5%) of AFC voting stock. For purposes of the Annual Meeting, AFC Common Stock is the only AFC voting stock outstanding.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Association ESOP c/o Astoria Federal Savings and Loan Association One Astoria Federal Plaza Lake Success, New York 11042	10,978,762(1)	10.64
EARNEST Partners, LLC 75 Fourteenth Street Suite 2300 Atlanta, Georgia 30309	8,214,596(2)	7.96
LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, Illinois 60606	5,957,871(3)	5.77
CAM North America, LLC Salomon Brothers Asset Management Inc Smith Barney Fund Management LLC 399 Park Avenue New York, New York 10022	5,917,341(4)	5.73

(1)

This plan is an employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The Association ESOP provides for individual accounts for the accrued benefits of participating employees of AFC and its subsidiaries and their beneficiaries and is administered by a committee comprised of four officers of the Association. The assets of the Association ESOP are held in trust by Prudential Bank & Trust Company, FSB. The number of shares indicated in the chart above represents the total shares held by the trust as of December 31, 2005 according to a Schedule 13G filed on or about February 14, 2006. As of December 31, 2005, the trustee held 10,978,762 shares of AFC Common Stock on behalf of the Association ESOP, 4,513,489 shares of which had been allocated to the accounts of individual participants and their beneficiaries. State Street Global Advisors has been appointed a fiduciary of the plan for the purpose of determining how to vote the Association ESOP’s AFC Common Stock at the Annual Meeting. For voting purposes, each participant as a “named fiduciary” will be eligible to direct State Street Global Advisors how to vote at the Annual Meeting as to the number of shares of AFC Common Stock which have been allocated to his or her account under the Association ESOP. The remaining unallocated shares and any allocated shares with respect to which no voting instructions have been received will be voted by State Street Global Advisors at the Annual Meeting in the same manner and proportion as the allocated shares with respect to which voting instructions have been received, so long as such vote is in accordance with the provisions of ERISA. In certain circumstances, ERISA may confer upon State Street Global Advisors and/or the trustee the power and duty to control the voting and tendering of AFC Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights as well as the voting and tendering of unallocated AFC Common Stock.

(2)

According to a filing on Schedule 13G filed on or about February 14, 2006, EARNEST Partners, LLC claims sole voting power with respect to 3,286,775 shares of AFC Common Stock, shared voting power with respect to 3,226,721 shares of AFC Common Stock and sole dispositive power with respect to 8,214,596 shares of AFC Common Stock as of December 31, 2005. EARNEST Partners, LLC is reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act.

(3)

According to a filing on Schedule 13G filed on or about February 13, 2006, LSV Asset Management claims sole voting power with respect to 4,116,071 shares of AFC Common Stock and sole dispositive power with respect to 5,775,621 shares of AFC Common Stock as of December 31, 2005. LSV Asset Management is reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act.

(4)

According to a joint filing on Schedule 13G  filed on or about February 14, 2005, CAM North America, LLC claims shared voting with respect to 896,797 shares of AFC Common Stock and shared dispositive power with respect to 1,329,682 shares of AFC Common Stock as of December 31, 2005. Salomon Brothers Asset Management Inc claims shared voting and dispositive power with respect to 26,459 shares of AFC Common Stock as of December 31, 2005. Smith Barney Fund Management LLC claims shared voting and dispositive power with respect to 4,561,200 shares of AFC Common Stock as of December 31, 2005. CAM North America, LLC, Salomon Brothers Asset Management Inc and Smith Barney Fund Management LLC are reporting as a group in accordance with Rule 13d-1(b)(1)(ii)(J) of the Exchange Act.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

          The Board consists of ten (10) directors divided into three classes: two of four directors each and one of two directors. Upon election by the shareholders, the directors of each class generally serve for a term of three years, with the directors of one class elected each year.

          In all cases, directors serve until their respective successors are duly elected and qualified. Pursuant to the Bylaws of AFC, no person is eligible for election or appointment as a director who is seventy-five (75) years of age or older, and no person shall continue to serve as a director after the regular Board meeting immediately preceding such director’s seventy-fifth (75th) birthday.

          The directors whose terms expire at the Annual Meeting are Gerard C. Keegan, Andrew M. Burger, Denis J. Connors and Thomas J. Donahue. Each of these directors, referred to individually as a Board Nominee and collectively as the Board Nominees, has been nominated by the Board, based on the recommendation of the Nominating and Corporate Governance Committee, to stand for reelection, and, if elected, to serve for a term expiring at the annual meeting of shareholders of AFC to be held in 2009. Each Board Nominee has consented to being named in this Proxy Statement and to serve as a director of AFC if elected.

          If any Board Nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board to replace such nominee. The Board presently has no knowledge that any of the Board Nominees will refuse or be unable to serve.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE BOARD NOMINEES FOR ELECTION AS DIRECTORS OF AFC FOR TERMS OF THREE YEARS EACH.

Board Nominees, Directors and Executive Officers

          The following table sets forth certain information regarding the Board Nominees for election and members of the Board.

Name	Age	Positions Held with AFC (2)	Director Since	Term Expires

George L. Engelke, Jr.	67	Director, Chairman of the Board, President and Chief Executive Officer	1993	2008
Gerard C. Keegan	59	Director, Vice Chairman and Chief Administrative Officer and Board Nominee	1997	2006
Andrew M. Burger	71	Director and Board Nominee	1993	2006
John J. Conefry, Jr	61	Director and Vice Chairman	1998	2007
Denis J. Connors	64	Director and Board Nominee	1993	2006
Thomas J. Donahue	65	Director and Board Nominee	1993	2006
Peter C. Haeffner, Jr.	67	Director	1997	2008
Ralph F. Palleschi	59	Director and Presiding Director	1996	2008
Thomas V. Powderly	68	Director	1995	2007
Leo J. Waters	71	Director	1998	2008

(1)	As of the Record Date.
(2)	All directors of AFC also serve as directors of the Association.

          The following table sets forth certain information regarding the non-director executive officers of AFC.

Name	Age (1)	Positions Held With AFC

Alan P. Eggleston	52	Executive Vice President, Secretary and General Counsel
Arnold K. Greenberg	65	Executive Vice President and Assistant Secretary
Gary T. McCann	52	Executive Vice President
Monte N. Redman	55	Executive Vice President and Chief Financial Officer

(1)	As of the Record Date.

          All executive officers of AFC are elected annually and serve until their respective successors have been chosen, subject to their removal as officers at any time by the affirmative vote of a majority of the authorized number of directors then constituting the Board. See “Executive Compensation - Employment Agreements.”

          Biographical Information

          The following is a brief description of the business experience of the directors, Board Nominees and executive officers for at least the past five years and their respective directorships, if any, with other public companies that are subject to the reporting requirements of the Exchange Act.

                    Directors and Board Nominees

          George L. Engelke, Jr. has been President, Chief Executive Officer and a director of AFC since its formation in 1993. He has served as Chairman of the Board and Chairman of the Board of Directors of the Association since April 1997. A certified public accountant, he joined the Association in 1971 as Vice President and Treasurer. He was named Executive Vice President and Treasurer in 1974, Chief Operating Officer in 1986 and President and Chief Executive Officer in 1989. He has served as a director of the Association since 1983. Mr. Engelke serves as a director of the Community Preservation Corporation and the Advisory Board of Neighborhood Housing Services of New York City, Inc. He is a director and Chairman of the Federal Home Loan Bank of New York and a member of the Thrift Institutions Advisory Panel to the Federal Reserve Bank of New York. He is a member of the Board of Trustees of Long Island University and a director of the New York Bankers Association. He serves as a member of various committees and is a former director of America’s Community Bankers. Mr. Engelke previously served as a member of the Financial Accounting Standards Advisory Council.

          Gerard C. Keegan has been Vice Chairman, Chief Administrative Officer and a director of AFC and the Association since September 30, 1997, when he joined AFC following the acquisition of The Greater New York Savings Bank, referred to as The Greater, and its merger with and into the Association, referred to as The Greater Acquisition. He is responsible for the retail banking, information services, and marketing areas of the Association. Prior to joining AFC, Mr. Keegan served from 1991 to 1997 as Chairman, President and Chief Executive Officer of The Greater. From 1988 to 1991, he served as President and Chief Operating Officer of The Greater. He served as a director of The Greater from 1988 to 1997. He is a member of the Board of Trustees of St. Francis College.

          Andrew M. Burger has been a director of AFC since its formation in 1993 and is the former President of Atlantic Iron Works, Inc. He has served as a director of the Association since 1975.

          John J. Conefry, Jr. has served as Vice Chairman and a director of AFC since September 30, 1998 when he joined AFC following the acquisition of Long Island Bancorp, Inc., referred to as LIB, and the merger of LIB with and into AFC and the merger of LIB’s wholly owned subsidiary, The Long Island Savings Bank FSB, referred to as LISB, with and into the Association, referred to as the LIB Acquisition. He served as an executive officer of AFC from September 30, 1998 to December 29, 2000. From December 30, 2000 until September 30, 2001, he served as Chairman of AFC’s Litigation Advisory Committee which was established in connection with the action entitled The Long Island Savings Bank, FSB v. The United States which is currently on appeal, but was then pending before the United States Court of Federal Claims. Prior to joining AFC, Mr. Conefry served as Chief Executive Officer of LISB from 1993 and of LIB from 1994 through the consummation of the LIB Acquisition. He was named President of LIB and LISB in 1996. Mr. Conefry served as a director of LISB from 1980 and of LIB from 1993. He was named Vice Chairman of LISB in 1993. He served as Chairman of the Board of Directors of LIB and of LISB from 1994. Prior to joining LISB in 1993, Mr. Conefry was employed by Merrill Lynch, Pierce, Fenner & Smith, Inc., as a Senior Vice President from 1981 to 1993. Prior to that, he was a partner in the public accounting firm of Deloitte Haskins & Sells, the predecessor of Deloitte & Touche LLP. Mr. Conefry also serves on a number of boards of not-for-profit organizations. Mr. Conefry is a director of 1-800-FLOWERS.COM, Inc., a gift retailer whose Class A common stock is registered under Section 12 of the Exchange Act and trades on The Nasdaq Stock Market under the symbol “FLWS”.

          Denis J. Connors has been a director of AFC since its formation in 1993 and is the former Chairman and Chief Executive Officer of Curran & Connors, Inc., a designer and publisher of annual reports. Mr. Connors currently serves as a director of Curran & Connors, Inc. He has served as a director of the Association since 1990.

          Thomas J. Donahue, a certified public accountant, has been a director of AFC since its formation in 1993. He retired as a partner of Peat, Marwick, Mitchell & Co., the predecessor of KPMG LLP, in 1986. Following his retirement and prior to becoming a director of the Association, Mr. Donahue served as president and a director of other savings institutions from 1987 to 1990. He has served as a director of the Association since 1990.

          Peter C. Haeffner, Jr. has been a director of AFC and the Association since September 30, 1997 following The Greater Acquisition. He is Managing Director and Principal of PHAEF, LLC., a real estate investment and advisory company. From 2001 to December 2004, he served as Managing Director and Principal of Real Estate Trade Advisors LLC, a real estate finance and advisory company. From December 1998 to June 2001, he served as Senior Director, Financial Services Group, of Cushman & Wakefield, Inc., a real estate firm. Mr. Haeffner served as Senior Managing Director, Financial Services Group, Corporate Advisory and Finance Division of Cushman & Wakefield, Inc. from December 1997 to December 1998 and as its Eastern Regional Director, Financial Services Group from May 1994 to December 1997. Previously, Mr. Haeffner was President and Managing Director of Sonnenblick-Goldman Company, a real estate firm, for a period of eight years. Mr. Haeffner also serves as a director of Stewart Title Insurance Company of New York. Mr. Haeffner served as a director of The Greater from 1992 to 1997.

          Ralph F. Palleschi, a certified public accountant, has been a director of AFC and the Association since 1996. In 1983, he co-founded First Long Island Investors, Inc., a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended, and a registered broker/dealer with the National Association of Securities Dealers, Inc. He continues to serve as a director and is President and Chief Operating Officer of such company. From 1993 to 1997, he served as Chief Operating Officer of the New York Islanders hockey team. From 1977 to 1983, he served as Vice President - Finance and

Chief Financial Officer of Entenmann’s Inc., a publicly traded food products company. From 1968 to 1977, he was employed by Peat, Marwick, Mitchell & Co., the predecessor of KPMG LLP. He is Chairman of the Board of Directors of Abilities! and Chairman of the Board of Trustees of the Variety Child Learning Center.

          Thomas V. Powderly has been a director of AFC and the Association since January 31, 1995, following the acquisition of Fidelity New York, F.S.B., referred to as Fidelity, by the Association, referred to as the Fidelity Acquisition. He served Fidelity in a variety of capacities. From 1986 to 1990, he served as Executive Vice President. In 1990, he was appointed President and Chief Operating Officer and in 1992 was named Chief Executive Officer. He was named Chairman of the Board of Directors of Fidelity in 1993. From 1993 until January 1995, he served as Chairman and Chief Executive Officer. Prior to 1986, Mr. Powderly held positions with Edward S. Gordon, Inc., a commercial real estate brokerage and management firm, and with several thrift institutions.

          Leo J. Waters has been a director of AFC and the Association since September 30, 1998, following completion of the LIB Acquisition. Prior to the LIB Acquisition, he served as a director of LIB since 1993. He became a director of LISB in 1990. Mr. Waters is the President of a private investment consulting firm.

                    Executive Officers Who Are Not Directors

          Alan P. Eggleston, an attorney, has served as Executive Vice President and General Counsel of AFC since December 1997 and as Secretary since March 2001. He served as Senior Vice President and General Counsel of AFC from 1996 to 1997. He joined the Association in 1993 as Vice President and General Counsel. In 1994, he was named Vice President and General Counsel of AFC. In 1995, he became First Vice President and General Counsel of AFC and the Association. He is responsible for the legal, auditing, asset review and security areas of the Association. Prior to joining the Association, he served as an executive officer and counsel to several thrift institutions.

          Arnold K. Greenberg has served as Executive Vice President of AFC since December 1997, and as Senior Vice President from its formation in 1993 to 1997. He is responsible for banking operations, human resources and the general services and facilities areas of the Association. He joined the Association in 1975 as Vice President and was appointed Senior Vice President in 1979 and Executive Vice President in 1997. In 1986, Mr. Greenberg became Senior Vice President, Administration and Operations, and in January of 1993, Senior Vice President, Consumer Services. He also serves as a member of the Board of Directors of the Long Island Region of the American Heart Association and as a member of the Board of Trustees of the Variety Child Learning Center.

          Gary T. McCann has served as Executive Vice President of AFC since December 2003. He serves as senior lending officer of the Association. Mr. McCann joined the Association in 1990. From 1993 to 1997, he served as Vice President and Director of Residential Mortgage Originations of the Association and from 1997 to 2003 served the Association as Senior Vice President. In December 2003, he became Executive Vice President of both AFC and the Association. Prior to joining the Association, Mr. McCann served as a senior officer of residential lending at another thrift institution. He serves as a director of Habitat for Humanity of Suffolk County and Community Development Corporation of Long Island, Inc.

          Monte N. Redman has served as Executive Vice President and Chief Financial Officer of AFC since December 1997. He served as Senior Vice President, Treasurer and Chief Financial Officer of AFC from its formation in 1993 to 1997. He joined the Association in 1977. In 1979, he was named Assistant

Controller, and, in 1982, Assistant Vice President. Mr. Redman became Vice President, Investment Officer in 1985, in 1989 was appointed Senior Vice President, Treasurer and Chief Financial Officer and, in 1997, was appointed Executive Vice President and Chief Financial Officer. He also serves as the Chairman of the Board of Directors of the national Tourette Syndrome Association.

          There is no family relationship between any director, Board Nominee, officer or significant employee of AFC. There are no proceedings to which any director, officer or affiliate of AFC, any owner of record or beneficially of more than five percent (5%) of any class of AFC voting stock, or any associate of any such person is a party adverse to AFC or any of its subsidiaries nor does any such person have a material interest adverse to AFC or its subsidiaries.

Director Independence

          The Board has conducted a review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and AFC and its subsidiaries, affiliates and equity investors, including those reported under “Transactions with Certain Related Persons.” See page 11. The Board also examined transactions and relationships between directors or their affiliates and members of executive management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

          As required by the New York Stock Exchange, referred to as the NYSE, Listed Company Manual, the Board has determined that at least a majority of the current directors of AFC are independent, with Messrs. Engelke and Keegan being the only non-independent directors due to their positions as executive officers. In addition to utilizing the specific independence standards set forth in Section 303A of the NYSE Listed Company Manual, the Board has adopted Director Independence Standards, a copy of which is attached as Exhibit A to this Proxy Statement and is posted on AFC’s Investor Relations website at http://ir.astoriafederal.com under the heading “Corporate Governance.” The Director Independence Standards are intended to supplement the NYSE independence standards and to cover three specific situations: (i) directors who obtain routine banking services from the Association; (ii) donations by AFC to charities with which directors are associated; and (iii) direct or indirect payments for services by an executive officer to a company with whom a director is affiliated made under circumstances where the payment, if made by AFC for services rendered to AFC, would not impair the director’s independence pursuant to the NYSE Listed Company Manual.

          Pursuant to the Director Independence Standards, a director will not be considered to have his or her independence impaired by maintaining a deposit account of any amount with the Association so long as the Association maintains a rating in one of the two highest rating categories under the classification system used by the Office of Thrift Supervision in conducting its examinations of the Association. A lending relationship between a director and the Association will not be considered to impair a director’s independence so long as the loan was granted in accordance with applicable Office of Thrift Supervision regulations and Federal Reserve Board Regulation O, the loan is not, pursuant to the Association’s usual policies, classified as non-accrual, past due, restructured or a potential problem loan, and the loan does not involve more than the normal risk of collectability or otherwise present other unfavorable features. Other banking services offered by the Association are viewed as immaterial to a director’s independence.

          Pursuant to the Director Independence Standards, a director will not be deemed to have his or her independence impaired by contributions made by AFC to a charity with which the director may be associated unless the contribution exceeds $100,000 per year.

          Pursuant to the Director Independence Standards, a director will not be deemed to have his or her independence impaired where such director has an equity investment in the same company as an executive officer and AFC does not engage in business with that company or where a director is associated with a company with which AFC does not do business, but which an executive officer may do business, so long as the revenue generated by the executive officer’s business does not exceed the greater of $1,000,000 or 2% of such company’s consolidated gross revenue.

Identifying and Evaluating Nominees for Director

          The Board has adopted, and at least annually reviews and approves, Nominee Qualification Guidelines for use by the Nominating and Corporate Governance Committee in evaluating all potential nominees and Corporate Governance Guidelines, which set forth, among other matters, Board composition and director qualification standards. Among the matters reviewed are the candidate’s integrity, maturity and judgment, experience, collegiality, expertise, diversity, commitment and independence. Copies of the Nominee Qualification Guidelines and the Corporate Governance Guidelines are available on AFC’s Investor Relations website at http://ir.astoriafederal.com under the heading “Corporate Governance.” The Board has also implemented a procedure for the evaluation of the performance of the Board, each of its committees and each of its directors. The evaluation of directors is considered and reviewed by the Nominating and Corporate Governance Committee in considering the nomination of an existing director. If a shareholder presents a potential nominee, the shareholder will be encouraged to provide information that is responsive to the Nominee Qualification Guidelines to assist the Nominating and Corporate Governance Committee in evaluating proposed nominees. Such nominations and related information will be considered and reviewed by the Nominating and Corporate Governance Committee of the Board. AFC has never received a shareholder nominee and has never retained any third party to assist in the search process. The Charter of the Nominating and Corporate Governance Committee authorizes the Committee to utilize the services of search firms at the Committee’s discretion.

          Pursuant to the Corporate Governance Guidelines adopted by the Board, all newly elected Board members are required, at the time of their initial election to the Board, to have an investment in AFC Common Stock.  Within three years of initial election, directors are expected to maintain beneficial ownership in non-derivative shares of AFC Common Stock equal to at least 3,000 shares. All directors and Board Nominees satisfy such requirement without regard to any phase-in period.

          For additional information, see “Additional Information - ‘Shareholders Proposals’ and ‘Notice of Business to be Conducted at an Annual Meeting’” on page 31.

Committees and Meetings of the Board

          The Board meets on a monthly basis and may have additional special meetings upon the request of the Chairman, President and Chief Executive Officer or any three (3) members of the Board. During the fiscal year ended December 31, 2005, the Board met twelve (12) times. No director attended less than seventy five percent (75%) of the total number of meetings held by the Board and its committees on which such director served.

          In addition, the non-management directors of AFC met three times during 2005. Such meetings are presided over by Mr. Palleschi, as Presiding Director.

          The Board has established three (3) standing committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Copies of the Compensation Committee’s Charter, the Nominating and Corporate Governance Committee’s Charter

and the Audit Committee’s Charter, as well as AFC’s Bylaws, are posted on AFC’s Investor Relations website at http://ir.astoriafederal.com under the heading “Corporate Governance.” Shareholders may request a printed copy of each such document by contacting the Investor Relations Department of AFC by calling (516) 327-7869 or in writing at the address specified on the front page of this proxy statement.

          The Compensation Committee consists of Mr. Connors, as Chairman, and Messrs. Burger, Donahue and Palleschi. The function of the Compensation Committee is to carry out the duties and responsibilities set forth in the Charter of the Compensation Committee, including but not limited to, (i) discharging the responsibilities of the Board relating to AFC’s compensation and benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans; (ii) producing an annual report on executive compensation as required by the Securities and Exchange Commission, referred to as the SEC, for inclusion in AFC’s proxy statement; and (iii) otherwise assisting the Board in its oversight responsibilities with respect to the human resources, compensation and benefits activities of AFC and its subsidiaries. The Compensation Committee administers, establishes target incentives and goals, and reviews performance relative to such goals pursuant to the Astoria Financial Corporation Executive Officer Annual Incentive Plan, referred to as the Executive Incentive Plan. The Compensation Committee also administers the 1996 Stock Option Plan for Officers and Employees of Astoria Financial Corporation, referred to as the 1996 Officer Option Plan, the 1999 Stock Option Plan for Officers and Employees of Astoria Financial Corporation, referred to as the 1999 Officer Option Plan, the 2003 Stock Option Plan for Officers and Employees of Astoria Financial Corporation, referred to as the 2003 Stock Option Plan, and the 2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation, referred to as the 2005 Stock Incentive Plan, including the granting of various forms of equity compensation pursuant to such plan, and also administers the 1996 Stock Option Plan for Outside Directors of Astoria Financial Corporation, referred to as the 1996 Directors Option Plan, and the 1999 Stock Option Plan for Outside Directors of Astoria Financial Corporation, referred to as the 1999 Directors Option Plan. The committee meets as needed and met five (5) times during 2005. All members of the Compensation Committee are independent as determined by the Board and as such term is defined in the NYSE Listed Company Manual.

          The Nominating and Corporate Governance Committee consists of Mr. Palleschi, as Chairman, and Messrs. Burger, Conefry, Connors, Haeffner and Powderly. The function of the Nominating and Corporate Governance Committee is to carry out the duties and responsibilities set forth in the Charter of the Nominating and Corporate Governance Committee, including but not limited to, (i) assisting the Board in identifying individuals qualified to become Board members; (ii) recommending to the Board nominees for election to the Board; (iii) reviewing nominations for election to the Board made by shareholders of AFC pursuant to Article I, Section 6(c)(ii) of AFC’s Bylaws; (iv) assisting the Board in developing and implementing a process to assess the effectiveness of individual Board members and of the Board and its committees collectively; (v) advising the Board with respect to Board and committee composition and procedures; (vi) developing, recommending to the Board and annually reviewing AFC’s Corporate Governance Guidelines; and (vii) otherwise carrying out the duties, goals and responsibilities assigned to the Committee pursuant to AFC’s Bylaws, the Corporate Governance Guidelines and the Committee’s Charter. This committee meets as needed and met four (4) times during 2005. All members of the Nominating and Corporate Governance Committee are independent as such term is defined in the NYSE Listed Company Manual.

          The Audit Committee consists of Mr. Donahue, as Chairman, and Messrs. Burger, Connors, Haeffner, Palleschi and Waters. The function of the Audit Committee is to oversee the accounting and financial reporting processes of AFC and audits of the financial statements of AFC and to carry out the duties and responsibilities set forth in the Charter of the Audit Committee, including but not limited to,

(i) assisting Board oversight of: (a) the integrity of AFC’s financial statements, (b) AFC’s compliance with legal and regulatory requirements, (c) the qualifications and independence of AFC’s independent registered public accounting firm, and (d) the performance of AFC’s independent registered public accounting firm and the internal audit function; (ii) preparing a Committee report as required by the SEC, to be included in AFC’s annual proxy statement; and (iii) performing such other functions as shall be assigned to the Committee by the Board. The Committee also reviews (1) the scope and results of the audits and reviews performed by AFC’s internal auditor and AFC’s independent registered public accounting firm, (2) the internal controls and accounting systems and policies of AFC, (3) the basis for certain reports to the Association’s regulatory authorities, and (4) reports of examination of AFC and the Association issued by the Office of Thrift Supervision or other regulatory authorities. The Board has determined that Messrs. Donahue and Palleschi are audit committee financial experts. They and all other members of the Audit Committee have been determined by the Board to be independent as defined in the NYSE Listed Company Manual. While the Board has not directly limited the number of audit committees of other public companies on which an Audit Committee member may sit, the Board has limited, within AFC’s Corporate Governance Guidelines, Board member service on other public company boards of directors to no more than two other companies. The Audit Committee meets, at a minimum, on a quarterly basis, and met eight (8) times during 2005. See “Audit Committee - Report of the Audit Committee” below.

Transactions with Certain Related Persons

          It is the policy of AFC and the Association that all transactions, including loans (which are only made by the Association), between AFC or the Association and its directors, executive officers, members of their families, holders of ten percent (10%) or more of the shares of any class of its common stock, and affiliates thereof, (i) may be made only in the ordinary course of AFC’s and the Association’s businesses, (ii) contain terms no less favorable to AFC or the Association than could have been obtained in arms-length negotiations with unaffiliated persons, and (iii) must be approved by a majority of the independent outside directors of AFC or the Association, respectively, not having any interest in the transaction or, as allowed by law, are benefits provided generally to all full time employees of the Association on a nondiscriminatory basis and such benefits have been similarly approved by the Board. Loans may not involve more than the normal risk of collection or present other unfavorable features. All loans outstanding to the directors, Board Nominees or executive officers of AFC or members of their immediate families were made in conformity with the Association’s policy in this regard and have not been classified as non-accrual, past due, restructured or potential problem loans. All such loans are subject to and comply with the insider lending restrictions of Section 22(h) of the Federal Reserve Act (12 U.S.C. Section 375b).

          For a discussion of the compensation received by directors, Board Nominees and executive officers, see “Director Compensation” and “Executive Compensation.”

Security Ownership of Management

          The following table sets forth certain information concerning the interests in AFC Common Stock as of the Record Date of each director and Board Nominee of AFC, each executive officer of AFC named in the Summary Compensation Table and all directors and executive officers of AFC as a group. For purposes of the Annual Meeting, AFC Common Stock is the only AFC voting stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class (3)

George L. Engelke, Jr.	4,632,163 (4)(5)	4.38
Gerard C. Keegan	919,931 (6)
Andrew M. Burger	168,003 (7)
John J. Conefry, Jr.	64,734 (8)
Denis J. Connors	271,130 (9)
Thomas J. Donahue	203,273 (10)
Peter C. Haeffner, Jr.	54,144 (11)
Ralph F. Palleschi	81,000
Thomas V. Powderly	72,000 (12)
Leo J. Waters	44,088 (13)
Alan P. Eggleston	1,421,133 (4)(14)	1.37
Arnold K. Greenberg	1,920,171 (4)(15)	1.85
Monte N. Redman	2,084,371 (4)(16)	2.00
All directors, Board Nominees and executive officers as a group (14 persons)	10,048,230 (17)	9.18

(1)	Except as otherwise indicated, each person listed has sole voting and investment power with respect to the shares of AFC Common Stock indicated.
(2)

Included are shares of AFC Common Stock which could be acquired within 60 days of the Record Date pursuant to options to acquire AFC Common Stock as follows: Mr. Engelke (2,636,766 shares), Mr. Keegan (771,000 shares), Mr. Burger (18,000 shares), Mr. Conefry (48,000 shares), Mr. Connors (66,000 shares), Mr. Donahue (60,000 shares), Mr. Haeffner (36,000 shares), Mr. Palleschi (72,000 shares), Mr. Powderly (12,000 shares), Mr. Waters (40,350 shares), Mr. Eggleston (430,536 shares), Mr. Greenberg (646,500 shares), Mr. Redman (976,771 shares), and all directors, Board Nominees and executive officers as a group (6,235,204 shares).

(3)	Except as otherwise indicated, the percent of class beneficially owned does not exceed one percent (1.00%).
(4)

Messrs. Engelke, Eggleston, Greenberg and Redman are among the trustees of the Association Employees’ Pension Plan. As such, each has included within the shares beneficially owned by them 773,308 shares of AFC Common stock held by the Association Employees’ Pension Plan, as to which each has shared voting and investment power.

(5)

Included are 815,288 shares of AFC Common Stock as to which Mr. Engelke has shared voting and investment power, 30,000 shares of AFC Common Stock as to which he has sole voting and no investment power and 30,691 shares of AFC Common Stock as to which he has shared voting and sole investment power.

(6)

Included are 36,028 shares of AFC Common Stock as to which Mr. Keegan has shared voting and investment power and 13,150 shares of AFC Common Stock as to which he has sole voting and no investment power.

(7)	Included are 69,000 shares of AFC Common Stock as to which Mr. Burger has shared voting and investment power.
(8)	Included are 1,740 shares of AFC Common Stock as to which Mr. Conefry has shared voting and investment power.
(9)	Included are 75,000 shares of AFC Common Stock as to which Mr. Connors has shared voting and investment power.
(10)	Included are 143,272 shares of AFC Common Stock as to which Mr. Donahue has shared voting and investment power.
(11)	Included are 900 shares of AFC Common Stock as to which Mr. Haeffner has shared voting and investment power.
(12)	Included are 60,000 shares of AFC Common Stock as to which Mr. Powderly has shared voting and investment power.
(13)	Included are 855 shares of AFC Common Stock as to which Mr. Waters has shared voting and investment power.
(14)

Included are 945,694 shares of AFC Common Stock as to which Mr. Eggleston has shared voting and investment power, 11,125 shares of AFC Common Stock as to which he has sole voting and no investment power and 9,067 shares of AFC Common Stock as to which he has shared voting and sole investment power.

(15)

Included are 870,018 shares of AFC Common Stock as to which Mr. Greenberg has shared voting and investment power, 12,075 shares of AFC Common Stock as to which he has sole voting and no investment power and 52,461shares of AFC Common Stock as to which he has shared voting and sole investment power.

(16)

Included are 816,212 shares of AFC Common Stock as to which Mr. Redman has shared voting and investment power and 16,575 shares of AFC Common Stock as to which he has sole voting and no investment power.

(17)

Included are 1,565,603 shares of AFC Common Stock as to which directors, Board Nominees and executive officers, as a group, have shared voting and investment power (which includes 773,308 shares of AFC Common Stock held by the Association Employees’ Pension Plan, as to which certain officers have shared voting and investment power, as described in note (4) above), 91,925 shares of AFC Common Stock as to which directors, Board Nominees and executive officers, as a group, have sole voting and no investment power (which represent shares of restricted stock granted to the executive officers pursuant to the 2005 Stock Incentive Plan) and 92,220 shares of AFC Common Stock as to which directors, Board Nominees and executive officers, as a group, have shared voting and sole investment power (representing shares held by the executive officers in their Association Incentive Savings Plan accounts.)

Director Compensation

          Directors’ and Other Fee Arrangements

          All non-employee directors of AFC receive an annual retainer of $22,000. No additional fees for attendance at Board meetings are paid. All members of the Board also serve as directors of the Association. All non-employee directors of the Association receive an annual retainer of $44,000. No additional fees for attendance at Association Board of Directors meetings are paid. During 2005, the Chairman of the Audit Committee of AFC and the Association received an additional annual retainer of $10,000 in the aggregate and all members of the Audit Committee receive a $1,000 fee per Audit Committee meeting attended. Effective January 1, 2006, the annual retainer for the Chairman of the Audit Committee was increased to $15,000. During 2005, the Chairman of the Nominating and Corporate Governance Committee of AFC and the Association received an additional annual retainer of $10,000 in the aggregate and all members of the Nominating and Corporate Governance Committee received a $1,000 fee per Nominating and Corporate Governance Committee meeting attended. During 2005, the Chairman of the Compensation Committee of AFC and the Association received an additional annual retainer of $5,000 in the aggregate and all members of the Compensation Committee received a $1,000 fee per Compensation Committee meeting attended. Effective January 1, 2006, the annual retainer for the Chairman of the Compensation Committee was increased to $10,000. Typically, committee meetings of AFC and the Association are held as joint meetings and only a single meeting fee is paid.

          Directors’ Option Plans

          AFC maintains the 1996 Directors Option Plan, pursuant to which options were previously granted to directors, but which has remained frozen by the Board since 1999. AFC also maintains the 1999 Directors Option Plan pursuant to which non-employee directors of AFC and the Association are granted options on terms previously approved by the shareholders of AFC.

          Pursuant to the 1999 Directors Option Plan, each person who first becomes a non-employee director of AFC or the Association after May 19, 1999 is granted, on the 15th day of the month following the month in which he or she becomes a non-employee director, an option to purchase 12,000 shares of AFC Common Stock at an exercise price per share equal to the final quoted sale price for AFC Common Stock, excluding after-hours trading, on the NYSE on the date of grant. In addition, on January 15th of each succeeding year, each person who is then a non-employee director receives a grant of an option to purchase an additional 6,000 shares of AFC Common Stock at an exercise price per share equal to the final quoted sale price for AFC Common Stock, excluding after-hours trading, on the NYSE on the date of grant. All options granted pursuant to the 1999 Directors Option Plan vest and become exercisable upon grant.

          All options granted under the 1996 Directors Option Plan or the 1999 Directors Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the director ceases to be a director for any reason other than removal for cause, in which case the director’s options immediately terminate.

          Directors’ Retirement Plan

          The Directors’ Retirement Plan provides retirement benefits for directors of AFC or the Association with at least 10 years of service, who are not and have not been employees of AFC, the Association or any of their predecessors in interest. This excludes from participation in the plan Messrs. Engelke, Keegan, Conefry, and Powderly. In 1999, participation in the Directors’ Retirement Plan was frozen such that any director who first joins the Board of Directors of AFC or the Association after March 1, 1999 will not be eligible to participate in the Directors’ Retirement Plan.

          Benefits under the Directors’ Retirement Plan vest at a 50% level once an eligible director completes 10 years of service. Vesting increases by 5% each additional year of service thereafter with 100% vesting after 20 years of service. Service on the Board of Directors of companies merged into AFC or the Association is counted as eligible service under the Directors’ Retirement Plan. Any benefit which a director receives pursuant to a retirement plan for service on the Board of Directors of a company merged into AFC or the Association pursuant to a plan established by such merged company acts as an offset against the benefit due the director pursuant to the Directors’ Retirement Plan.

          The basic benefit payable under the Directors’ Retirement Plan is a monthly benefit for the life of a director commencing at retirement from the Boards of Directors of AFC and the Association or age 65, whichever is later, which on an annual basis is equal the sum of (i) the annual retainers paid by AFC and the Association to their directors at the time the director retires, (ii) any annual retainers the director was receiving from AFC and the Association for service as the chairman of a committee of the Boards of Directors of AFC or the Association at the time the director retires, and (iii) a sum equal to the meeting fees paid to the director for committee meeting attendance in the year preceding the director’s retirement. Directors were allowed, prior to December 31, 2005, to elect alternate forms of benefit payment for their benefits under the Directors’ Retirement Plan. The alternate forms of benefit, in addition to the single life annuity described above, were (i) a 10 year certain annuity, (ii) a joint and survivor annuity with the director’s spouse, and (iii) a lump sum payment. The amount of the alternate forms of benefits is calculated to be actuarially equivalent to the basic single life annuity benefit described above. For those directors entitled to receive benefits under director retirement plans established by companies merged into AFC or the Association, the director was required, prior to December 31, 2005, to select a form of benefit payment under the Directors’ Retirement Plan that is the same as the form provided pursuant to the plan established by the company merged into AFC or the Association, i.e. a 10 year certain annuity in the case of Mr. Waters and a joint and survivor annuity in the case of Mr. Haeffner.

          In the event of a change of control, as defined in the Directors’ Retirement Plan, eligible directors will receive service credit through the balance of their then current term as a director. Prior to December 31, 2005, eligible directors were required to elect whether, in the event of a change of control, their benefits due pursuant to the Directors’ Retirement Plan would be paid to the director in a lump sum or transferred into a rabbi trust to be established at the time of the change of control and paid pursuant to the original alternate form benefit election.

          The directors who are eligible to participate in the Directors’ Retirement Plan, at this time, have the following vesting percentage: Mr.. Burger - 100%, Mr. Connors - 75%, Mr. Donahue - 75%, Mr. Haeffner - 65%, Mr. Palleschi - 0%, and Mr. Waters - 75%.

          Directors Deferred Compensation Plan

          Pursuant to the Directors Deferred Compensation Plan, non-employee directors of either AFC or the Association may elect to defer receipt of all or any part of their directors’ fees. Deferred fees are carried on the books of AFC as an unfunded obligation and are credited with interest quarterly at a rate equal to the average of AFC’s consolidated cost of funds and yield on investments for the preceding quarter, unless the cost of funds exceeds the yield on investments, in which case the rate is based upon the preceding quarter’s consolidated yield on investments. In the event of a change of control of AFC or the Association, each participating director may elect that his fees, with accrued interest, be placed in a grantor trust established for the benefit of the director, applied to the purchase of an insurance company annuity contract, or be paid directly by AFC or its successor.

          Directors’ Death Benefit

          This plan provides that if a non-employee director dies while in service as a director of AFC or the Association, the director’s designated beneficiary will receive from AFC a payment equal to one year’s directors’ fees, including annual retainers, meeting attendance fees and committee chairmen retainers, at the rate in effect immediately preceding his or her death. If a director leaves the service of AFC and the Association for any reason other than death, all rights to any benefit under this plan cease.

          Travel Expenses and Other Perquisites

          AFC and the Association pay or reimburse directors for their travel expenses, including lodging, for attendance at meetings of the Board of Directors and committees of AFC, the Association or their subsidiary companies on which the director may serve. Such travel is not provided through use of AFC’s leased corporate aircraft, nor is personal use of such aircraft by directors allowed. The Association sponsors an offsite retreat for directors each year, including travel expenses and lodging.

Executive Compensation

          The Report of the Compensation Committee on Executive Compensation and the Stock Performance Chart shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, referred to as the Securities Act, or under the Exchange Act, except to the extent that AFC specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting materials” filed with the SEC or subject to Regulations 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

          Report of the Compensation Committee on Executive Compensation

          Under rules established by the SEC, AFC is required to provide certain data and information regarding the compensation and benefits provided to AFC’s Chief Executive Officer and certain other executives of AFC. The disclosure requirements for the Chief Executive Officer and such other executives include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of AFC, at the direction of the Board, has prepared the following report for inclusion in this Proxy Statement. In the interests of transparency, the Compensation Committee has included information in addition to that required by the SEC.

          General. The compensation of the executive officers of AFC for fiscal year 2005 was reviewed by the Compensation Committee of AFC in December 2004 and January 2005 and was ratified and approved by the Board.

          The Compensation Committee of AFC met on five (5) occasions during fiscal year 2005. It met to review corporate performance against established target awards, performance goals and corporate performance measures to determine the incentive payments to be made to the executive officers pursuant to the Executive Incentive Plan for 2004 and to consider the establishment of target awards, performance goals and corporate performance measures to be utilized with respect to the executive officers pursuant to the Executive Incentive Plan for 2006. The Committee also met and granted stock options and awarded restricted stock under the 2005 Stock Incentive Plan to, among others, executive officers, reviewed the performance of the executive officers and established compensation levels for the executive officers of AFC for fiscal year 2006.

          In connection with establishing compensation levels for the executive officers for fiscal year 2005, the Compensation Committee considered the results of a study by GK Partners, a compensation consultant, for the purposes of evaluating the amount and structure of the executive officers’ compensation, including that of the Chief Executive Officer. The Compensation Committee also reviewed during 2004 the amount and reasonableness of compensation that would be payable to the executive officers pursuant to their employment contracts and to all officers under a variety of circumstances, including upon a change of control. Based upon this review, it was determined that the levels of compensation paid to the executive officers were generally reasonable and competitive with other similar institutions. GK Partners also recommended that the Compensation Committee consider altering the goal structure of the Executive Incentive Plan and consider forms of equity compensation in addition or as an alternative to those previously provided for in the 2003 Stock Option Plan.

          In 2005 the Compensation Committee reviewed and recommended that the Board approve the 2005 Stock Incentive Plan which was subsequently approved by the shareholders of AFC in order to provide alternative forms of equity compensation. In September 2005, the Compensation Committee retained the services of Watson Wyatt, a compensation consulting firm, to assist in the development of a structure and methodology for determining grant and award levels under the 2005 Stock Incentive Plan. In connection therewith, Watson Wyatt also confirmed that the cash compensation levels of the executive officers in 2005 were fair and reasonable.

          During 2004, the Compensation Committee, pursuant to AFC’s Corporate Governance Guidelines, reviewed whether it was appropriate to institute share ownership guidelines applicable to the executive officers. The Committee determined that imposing such guidelines would further align the interests of management with that of the shareholders. As a result, the Committee adopted and confirmed in 2005 guidelines that the Chief Executive Officer and the other executive officers should maintain AFC Common Stock beneficial ownership interests, excluding derivative securities, having a market value of not less than 5 times and 3 times their annual base salaries, respectively. While the guidelines, as adopted, provide for a phase-in period of five years to acquire such holdings, all of the executive officers currently meet the fully phased-in requirement.

           Executive Compensation Philosophy. The primary objective of the executive compensation program of AFC and the Association is to attract and retain highly skilled and motivated executive officers who will manage AFC in a manner to promote prudent growth and profitability and advance the interests of its shareholders. The compensation program is designed to provide levels of compensation which are competitive and reflective of the organization’s performance in achieving its goals and objectives, both financial and non-financial, as determined in its business plan. The program aligns the interests of the executives with those of the shareholders of AFC by providing a proprietary interest in AFC, the value of which can be significantly enhanced by the appreciation of AFC Common Stock. The program also seeks to adequately provide for the needs of the executives upon retirement based upon the length of service provided to AFC and the Association and the appreciation of AFC Common Stock.

          In structuring its executive compensation program, AFC considers the before and after tax financial impact the program will have on AFC and the Association. Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, places a limitation of $1 million on the deductibility by AFC of certain elements of compensation earned by each of the executives named in the “Summary Compensation Table” on pages 23 through 24, referred to individually as a Named Executive or collectively as the Named Executives. This limitation does not apply to all institutions within AFC’s industry or to all companies from which it would recruit executive personnel. AFC has submitted incentive compensation and benefit plans to its shareholders for approval, when required in order to maximize the deductibility of payments made to the Named Executives. As a result of the approval of such plans and based upon the level and composition of the compensation of its executive officers, the limitations contained in Section 162(m) of the Code did not materially impact the financial condition or results of operations of AFC for the year ended December 31, 2005.

          The executive compensation program of AFC consists of four (4) elements: Base Salary, Short-term Incentive Compensation, Long-term Incentive Compensation and Retirement Benefits. The following is a discussion of each of these components.

          Base Salary. Salary levels are designed to be competitive with cash compensation levels paid to similar executives at banking and thrift institutions of similar size and standing, giving due consideration to the marketplace in which AFC and the Association operate. Base salary is considered in conjunction with the short-term incentive compensation component of the executive compensation program. Base salary is set at a level to provide a reasonably competitive level of base compensation even if AFC, due to factors outside of the control of the executives, fails to meet its minimum threshold targets such that no awards are made under the short-term incentive component of the compensation program.

          To determine whether or not base salary and short-term incentive compensation, discussed below, for 2005 were set at levels that were competitive, the Compensation Committee reviewed a number of sources of information, including the 2004 SNL Executive Compensation Review, Banks and Thrifts and the GK Partners study noted above. Particular emphasis was placed on those institutions that were of similar asset size and standing to that of AFC.

          As a result of their analysis, the Compensation Committee in December 2004 approved, and the Board ratified, total 2005 base salary compensation of $3,380,000 for the six (6) executive officers, compared to $3,208,000 paid to such officers for 2004. The Chief Executive Officer received a $50,000 salary increase, to $1,050,000 per annum. The remaining five (5) executive officers received increases for 2005 averaging 5.53%, ranging from a high of 7.14% to a low of 4.51%. All such increases primarily reflect the increased cost of living within the market from which AFC draws its workforce.

          The executive officers are provided with certain perquisites. All executive officers are provided with a company owned or leased automobile for their business and personal use. The Chief Executive Officer is also provided with a golf club membership. While AFC has entered into a fractional lease of a corporate aircraft, personal use of such aircraft is not permitted.

          Short-term Incentive Compensation. Short-term incentive compensation consists of awards paid pursuant to the Executive Incentive Plan. The Board and Compensation Committee of AFC recognize that the operation of AFC is substantially affected by the environment in which it operates. It is expected that its executives will maintain systems in place to monitor that environment and will take steps to foresee and manage the various risks that such environment presents. The Board and the Compensation Committee also believe that, to be effective, the attainment of targets established under the short-term incentive component of the compensation program should be both challenging, yet prudently attainable.

          The Executive Incentive Plan for 2005 provided for a target incentive equal to seventy percent (70%) of base salary for the Chief Executive Officer and fifty percent (50%) of base salary in the case of each of the other executive officers.

          The performance measurements utilized for 2005 were the diluted earnings per share of AFC Common Stock and the return on average shareholders’ equity. A series of achievement levels was established for each measure, with each level assigned a percentage award from zero percent (0%) up to two hundred percent (200%). The zero percent (0%) award represented performance below a reasonable threshold level of achievement. Of the overall performance measurement, the diluted earnings per share of AFC Common Stock accounted for seventy five percent (75%) of the total and the return on average shareholders’ equity accounted for twenty five percent (25%). The Compensation Committee of AFC, which administers the plan, has discretion under the Executive Incentive Plan to reduce a calculated award, but not to increase it.

          For fiscal year 2005, the Compensation Committee, pursuant to the terms of the Executive Incentive Plan, certified that AFC’s financial performance resulted in awards of one hundred seven and one-half percent (107.5%) of the applicable target incentive.

          For fiscal year 2006, the Compensation Committee established a performance measurement that will again be based 75% on diluted earnings per share and 25% on return on average shareholders’ equity.

          Long-term Incentive Compensation. The long-term incentive compensation portion of AFC’s and the Association’s compensation program in previous years consisted of grants of options under the 1996 Officer Option Plan, the 1999 Officer Option Plan and the 2003 Stock Option Plan. All such plans have been previously frozen such that no additional grants will be made pursuant to such plans. In 2005, the Compensation Committee utilized the 2005 Stock Incentive Plan to grant options and award restricted stock as long-term incentive compensation. The amount of such grants and awards were based on the results of the Watson Wyatt study referenced above, the officer’s rank within the organization and an assessment of the officer’s performance during 2005. The overall value of equity based compensation was computed utilizing the Black–Scholes option pricing model. The Compensation Committee then determined what portion to grant as stock options and what portion to award as restricted stock. These grants and awards are designed to provide incentives for long-term positive performance by the executive and other senior officers and to align their financial interests with those of AFC shareholders by providing the opportunity to participate in AFC Common Stock price appreciation, if any, which may occur after the date of grant of stock options or other equity grants pursuant to such plan.

          See the table on page 12 related to the beneficial ownership of AFC Common Stock by the directors, Board Nominees and executive officers of AFC, the “Summary Compensation Table” on pages 23 through 24 and “Executive Compensation - Incentive Option Plans” on pages 25 through 26 for further information regarding certain options and restricted stock outstanding with respect to the Named Executives.

          Retirement Benefits. Retirement benefits are designed to provide for an adequate level of income to each executive officer following his or her retirement from AFC and the Association based upon compensation level and length of service and to support the goals and objectives of the remainder of the compensation program. The retirement benefits are provided through the Association ESOP, the Association Incentive Savings Plan, referred to as the 401K Plan, the Association Employees’ Pension Plan, referred to as the Pension Plan, the Association Excess Benefit Plan, referred to as the Excess Plan, and the Association Supplemental Benefit Plan, referred to as the Supplemental Plan and the Association’s Retirement Medical and Dental Benefit Policy for Vice Presidents and Above, referred to as the Post-retirement Medical Plan. See “Executive Compensation - Pension Plans” for a description of the Pension Plan, the Excess Plan and the Supplemental Plan which are all defined benefit pension plans.

          The Association maintains the Association ESOP and ESOP Trust for the benefit of the salaried employees of AFC and the Association. The Association ESOP provides for the allocation of shares of AFC Common Stock and other contributions, if any, based on payments by the Association of loans made by AFC to the Association ESOP. See the “Summary Compensation Table” on pages 23 through 24 and the table on page 12 related to the beneficial ownership of AFC Common Stock by the directors, Board Nominees and executive officers of AFC for further information regarding the ownership of AFC Common Stock by the Named Executives.

          The 401K Plan allows eligible employees, including the Named Executives, to set aside a portion of their salary, up to applicable IRS limits in a retirement account on a pretax basis. Although the Plan authorizes the Association to do so, neither AFC nor the Association provides any matching contributions to such accounts.

          The Post-retirement Medical Plan provides executive and other senior officers and their spouses, if any, with medical and dental insurance coverage following such officer’s retirement from the Association at age 55 or older with at least 10 years of service. Based upon the officer’s age at retirement, the Association pays between 50% and 100% of the premiums for such coverage.

          Compensation of the Chief Executive Officer. The Compensation Committee met in December 2004 to review the performance of the executive officers during 2004, to establish recommended compensation levels for such officers for 2005 and to discuss appropriate goals and participation levels with respect to such officers’ participation in the Executive Incentive Plan. This process was repeated in December 2005 with respect to review the performance of the executive officers during 2005, to establish recommended compensation levels for such officers for 2006 and to discuss appropriate goals and participation levels with respect to such officers’ participation in the Executive Incentive Plan for 2006.

          At the December 2004 meeting, the projected financial performance of AFC and the accomplishment of financial and non-financial goals and objectives of AFC and the Association, as set forth in the prior year business plan, were reviewed as was the performance of the executive officers of AFC. Mr. Engelke provided the Compensation Committee with insights as to both his own performance and that of the other executive officers and recommended compensation adjustments with respect to the other executive officers.

          The Compensation Committee, based upon these discussions, determined the level of salary for the executive officers, including the Chief Executive Officer, to take effect January 1, 2005. As part of that determination, the Compensation Committee utilized relative information provided in the 2004 SNL Executive Compensation Review, Banks and Thrifts and the GK Partners study noted above. The Compensation Committee recommended, and the Board approved, that the compensation of the Chief Executive Officer be increased from $1,000,000 per annum in 2004 to $1,050,000 per annum in 2005 and that his target incentive remain at seventy percent (70%) of base salary pursuant to the Executive Incentive Plan. The increase in compensation primarily reflected the increased cost of living in the market area from which AFC draws its workforce.

          The Compensation Committee has reviewed the total compensation of its Named Executives and the amounts and circumstances under which severance benefits would be payable to such individuals including, but not limited to, a change of control. The following chart reflects such compensation for the year 2005:

Supplemental Compensation Information Regarding Named Executives for the year ended December 31, 2005

Compensation Category	George L. Engelke, Jr.	Monte N. Redman	Gerard C. Keegan	Arnold K. Greenberg	Alan P. Eggleston

Salary	$1,050,000	$570,000	$502,000	$463,000	$420,000
Bonus (1)	$790,000	$306,375	$269,825	$248,862	$225,750
Perquisites (2)	$22,256	$9,571	$7,440	$9,800	$12,349
Welfare Benefits (3)	$14,250	$13,721	$13,351	$13,137	$11,485
Pension Benefits:
Pension Plan (4)	$116,679	$80,903	$105,036	$90,866	$33,853
Excess & Supplemental Plans (5)	$466,112	$141,772	$102,911	$146,783	$32,093
Association ESOP Allocation (6)	$55,642	$58,674	$47,923	$58,674	$53,919
401K Plan Match (7)	$0	$0	$0	$0	$0
Post-retirement Health Insurance Vesting (8)	100%	50%	70%	100%	0%
Equity Grants:
Option Value (9)	$1,666,350	$747,201	$593,607	$544,341	$501,354
Restricted Stock Value (10)	$882,000	$487,305	$386,610	$355,005	$327,075
Other Contract-related Compensation:
Contract Term	3 Years	3 Years	3 Years	3 Years	3 Years
Indemnification and D & O Insurance Coverage Term (11)	6 Years	6 Years	6 Years	6 Years	6 Years
Cash Severance (12)	$17,166,627	$6,343,893	$6,032,491	$5,848,169	$3,613,047
Change of Control-related 280G Gross-up (13)	$7,632,182	$3,007,374	$2,815,215	$3,107,522	$1,956,537
Other Change in Control-related Compensation (14)	$1,180,468	$1,366,031	$708,001	$1,366,031	$1,074,990

(1)	Bonus was paid pursuant to the terms of the Executive Incentive Plan previously approved by the shareholders of AFC.
(2)

All executive officers are provided with a company-owned or leased automobile for their personal and business use. The amount indicated represents the amount added to the Named Executive’s compensation for his personal and commuting use per applicable IRS regulations. In addition, Mr. Engelke perquisites include a country club membership.

(3)

Welfare Benefits consist of medical and dental insurance premiums paid by AFC and the Association, net of employee contributions, life insurance premiums paid by AFC and the Association and disability insurance premiums paid by AFC and the Association. These benefits were provided on the same terms and conditions as were available to all full time employees of the Association. The Named Executives, in the event of disability, are entitled to receive their salary for a period of up to 1 year, net of any disability insurance payable to the Named Executive.

(4)

Represents the annual benefit to which the Named Executive would be entitled based upon his salary and service to date pursuant to the Employees’ Pension Plan based upon retirement at age 65, or at December 31, 2005 if the Named Executive is over 65, based upon a ten year certain and continuous single life annuity form of benefit payment. Other forms of benefit payment are available under the terms of such plan which are actuarially equivalent pursuant to IRS regulations.

(5)

Represents the annual benefit to which the Named Executive would be entitled based upon his salary and service to date pursuant to the Excess Plan and the Supplemental Plan, if the Named Executive is eligible to participate in the Supplemental Plan, based upon retirement at age 65, or at December 31, 2005 if the Named Executive is over 65, based upon a ten year certain and continuous single life annuity form of benefit payment. Other forms of benefit payment are available under the terms of such plans. These plans generally do not permit payment in a lump sum.

(6)

Represents the fair market value of AFC Common Stock and cash which was or is estimated to be allocated under the Association ESOP to the account of the Named Executive for the year ended December 31, 2005 based upon the closing price per share of AFC Common Stock of $29.40 as quoted on the NYSE on December 31, 2005.

(7)

While the 401K Plan authorized the Association to match employee contributions into the plan, the Association has not made matching contributions to such plan since the Association ESOP was established in 1993.

(8)	Indicates the vesting percentage of the Named Executive as of December 31, 2005 under the Post-retirement Medical Plan described above.
(9)

Represents the number of options to purchase AFC Common Stock granted during 2005 to the Named Executive pursuant to the 2005 Stock Incentive Plan times the Weighted Average Fair Value calculated using the Black-Scholes option pricing model as disclosed in Footnote 16 of AFC’s Consolidated Financial Statements. All options granted to the Named Executives are non-qualified stock options, have a seven year term and vest on January 10, 2008. See “Executive Compensation - Employment Agreements” on pages 24 through 25.

All such options also vest and become immediately exercisable upon death, disability, retirement or in the event of a change in control or threatened change in control, as defined in the 2005 Stock Incentive Plan. All such options were granted in tandem with limited stock appreciation rights, or LSARs, which provide that, in the event of a change in control, during the period commencing on the change in control and ending at the later of six (6) months following such date or thirty (30) days following the earliest date on which the Named Executive may exercise the LSAR without subjecting himself to liability under Section 16 of the Exchange Act, the Named Executive may, in lieu of exercising the option, surrender the option and receive stock equal in value, on a per share basis, to the difference between the exercise price per share and the greater of (1) the highest price paid per share of AFC Common Stock by any person who initiated or sought to effect the change in control during the one-year period ending on the date of the change in control or (2) the average of the fair market value per share as defined in the 2005 Stock Incentive Plan over the last ten trading days preceding the date of exercise of the LSAR. The exercise price of such options was $29.02 per share of AFC Common Stock, the fair market value of such share on the date of grant.

(10)

Represents the number of shares of AFC Common Stock awarded to the Named Executive pursuant to the 2005 Stock Incentive Plan as restricted stock times the closing price per share of AFC Common Stock of $29.40 as quoted on the NYSE on December 31, 2005. All restricted stock granted during 2005 will vest and be distributed effective January 9, 2009 or earlier upon the death, disability or retirement at normal retirement age, on a change of control or pursuant to the terms of the Named Executive’s respective employment agreements with AFC and the Association, upon the termination of their respective employment by AFC or the Association prior to the end of the term of such employment agreement without cause, as defined in such employment agreements. In other cases, the restricted stock award would be forfeited upon termination of employment prior to the vesting date. Prior to the vesting date and forfeiture, if any, of such award, the Named Executives are eligible to exercise voting rights with respect to such shares and receive cash dividends, if any, declared and paid by AFC with respect to AFC Common Stock.

(11)

AFC agrees to provide to the Named Executives director and officer liability insurance coverage and to indemnify the Named Executives to the fullest extent authorized by Delaware law during the term of their employment agreements with AFC. The period indicated represents the period following a termination of employment of the Named Executive that such coverage and indemnification must continue to be provided.

(12)

See “Executive Compensation - Employment Agreements” on pages 24 through 25, for a description of the circumstances under which the Named Executives’ employment could terminate and Cash Severance would be due. Cash Severance has been estimated using 2005 salary amounts for the Named Executives and assumes the Named Executive’s employment terminated December 31, 2005. To the extent the estimate is dependent on the value of AFC Common Stock, the closing price per share of AFC Common Stock of $29.40 as quoted on the NYSE on December 31, 2005 has been utilized. Cash severance does not include the value of continued welfare benefits, amounts of earned compensation not yet paid, if any, the value of the acceleration of the vesting of stock options or restricted stock awards and assumes that AFC does not elect to settle outstanding options or restricted stock awards in cash. The amount set forth is an estimate only based upon the assumptions set forth. Actual results would vary from those indicated.

(13)

Represents an estimate of the amount Section 280G tax gross-up that would be payable on behalf of the Named Executive in the event of a change of control, as defined in the employment agreements of the Named Executives. It assumes that the Named Executive would be entitled to the payment of the Severance noted above. The calculation assumes the change of control and the Named Executives employment terminated on December 31, 2005. For purposes of valuing AFC Common Stock for such purposes, the closing price per share of AFC Common Stock of $29.40 as quoted on the NYSE on December 31, 2005 has been utilized. Such amount, if payable, would be paid to the IRS on behalf of the Named Executive. The amount set forth is an estimate only based upon the assumptions set forth. Actual results would vary from those indicated.

(14)

Represents an estimate of the value of the distribution that would be payable to the Named Executive pursuant to the terms of the Association ESOP in the event of a change of control. All participants in the Association ESOP at the time of a change of control would be eligible to receive a distribution, the amount of which would depend upon the time the change of control occurs, the consideration paid to effect the change of control and the participant’s account balance relative to all participants’ account balances. The calculation assumes the change of control, the Named Executives termination of employment and the distribution of the Association ESOP’s unallocated plan assets all occurred on December 31, 2005. For purposes of valuing AFC Common Stock for such purposes, the closing price per share of AFC Common Stock of $29.40 as quoted on the NYSE on December 31, 2005 has been utilized. The amount set forth is an estimate only based upon the assumptions set forth. Actual results would vary from those indicated.

Compensation Committee of AFC
Denis J. Connors, Chairman	Thomas J. Donahue
Andrew M. Burger	Ralph F. Palleschi

          Compensation Committee Interlocks and Insider Participation

          Recommendations to the Compensation Committee of AFC with respect to both executive officers’ and non-executive officers’ salaries are presented by Mr. Engelke. Non-executive officer recommendations are developed based in large part upon input from the executive officer to whom such officers report. Mr. Engelke also provides insight to the Compensation Committee regarding his performance and that of the other officers of AFC, both executive and non-executive, and provides other recommendations regarding executive officer compensation. Mr. Engelke does not attend or participate in the Committee’s deliberations or approval of compensation issues relating to his own compensation. There are no interlocking relationships requiring disclosure in this Proxy Statement between any executive officers of AFC, members of the Compensation Committee of AFC and any other entity.

          Stock Performance Chart

          The following graph shows a comparison of cumulative total shareholder return on AFC Common Stock for its last five fiscal years commencing on January 1, 2001, with the cumulative total returns of both a broad market index, the Standard & Poor’s 500 Stock Index, and a peer group index, the Financials Sector of the Standard & Poor’s 400 Mid-cap Index. The peer group index set forth in the graph below consists of a different set of institutions than that considered by the Compensation Committee or the Board in determining the compensation of the executive officers.

Comparison of Cumulative Total Return of
AFC Common Stock, Market and Peer Group (1)

AFC Common Stock, Market and Peer Group Indices (1)

	AFC Common Stock	S&P 500 Stock Index	S&P Midcap 400 Financials Index

Dec. 31, 2000	$100.00	$100.00	$100.00
Dec. 31, 2001	99.64	88.11	100.68
Dec. 31, 2002	104.84	68.64	93.62
Dec. 31, 2003	147.92	88.33	125.85
Dec. 31, 2004	163.07	97.94	150.87
Dec. 31, 2005	185.21	102.75	165.99

(1)	Assumes $100 invested at the close of business on December 31, 2000 and all dividends reinvested through the end of AFC’s fiscal year ended December 31, 2005.

          Summary Compensation Table

          The following table shows, for the fiscal years ended December 31, 2005, 2004 and 2003, the cash compensation paid by AFC and the Association, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest paid executive officers of AFC and the Association who received salary and bonuses in excess of $100,000 for the 2005 fiscal year.

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Positions	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)	Restricted Stock Awards ($) (2)	Securities Underlying Options/ SARs (#) (3)	LTIP Payouts ($)	AllOther Compensation ($) (4)

George L. Engelke, Jr.	2005	1,050,000	790,125	—	870,600	345,000	—	55,642
Chairman, President,	2004	1,000,000	1,050,00	—	—	397,500	—	41,981
CEO, and Director	2003	975,000	0	—	—	315,000	—	39,842
Monte N. Redman	2005	570,00	306,375	—	481,006	154,700	—	58,674
Executive Vice	2004	540,00	364,500	—	—	180,000	—	43,654
President and Chief	2003	515,00	0	—	—	130,500	—	39,842
Financial Officer
Gerard C. Keegan	2005	502,00	269,825	—	381,613	122,900	—	47,923
Vice Chairman, Chief	2004	480,00	324,000	—	—	144,000	—	36,082
Administrative	2003	460,00	0	—	—	102,000	—	34,934
Officer and Director
Arnold K. Greenberg	2005	463,00	248,862	—	350,416	112,700	—	58,674
Executive Vice	2004	443,00	299,025	—	—	132,000	—	43,654
President	2003	425,00	0	—	—	94,000	—	39,842
Alan P. Eggleston	2005	420,00	225,750	—	322,847	103,800	—	53,919
Executive Vice	2004	395,00	266,625	—	—	120,000	—	40,285
President, Secretary	2003	375,00	0	—	—	88,500	—	37,641
and General Counsel

(1)

Consists of payments pursuant to the Executive Incentive Plan. This plan is a Short-term Incentive Compensation Plan. See “Executive Compensation - Report of the Compensation Committee on Executive Compensation” on pages 15 through 21 above.

(2)

Represents the number of shares of restricted stock awarded during 2005 to the Named Executive times the closing price per share of AFC Common Stock of $29.02, as quoted on the NYSE on December 21, 2005, the date of the awards. All restricted stock awarded during 2005 will vest and be distributed effective January 9, 2009 or earlier upon the death, disability or retirement at normal retirement age, on a change of control or pursuant to the terms of the Named Executive’s respective employment agreements with AFC and the Association, upon the termination of their respective employment by AFC or the Association prior to the end of the term of such employment agreement without cause, as defined in such employment agreements. In other cases, the restricted stock award would be forfeited upon termination of employment prior to the vesting date. Prior to the vesting date and forfeiture, if any, of such award, the Named Executives are eligible to exercise voting rights with respect to such shares and receive cash dividends, if any, declared and paid by AFC with respect to AFC Common Stock. The positions disclosed in the table represent the only restricted stock holdings outstanding to the Named Executive Officers

(3)

Options with LSARs, attached were granted to the Named Executives during 2005, 2004 and 2003. No freestanding stock appreciation rights, or SARs, have been granted to the Named Executives. See “Executive Compensation - Incentive Option Plans” on pages 25 through 26.

(4)

Represents the fair market value of AFC Common Stock and cash which was or is estimated to be allocated under the Association ESOP to the account of the Named Executive for the years ended December 31, 2005, 2004 and 2003, respectively, based upon the closing price per share of AFC Common Stock of $29.40, $26.65, and $24.80, as quoted on the NYSE on December 31, 2005, 2004, and 2003, respectively.

          Employment Agreements

          AFC and the Association have entered into employment agreements with each of the executive officers. The employment agreements each provide for a three-year term. The Association’s employment agreements each run from the first day of January. Prior to January 1st each year, the Board of Directors of the Association may extend the employment agreements with the Association for an additional year such that the remaining terms shall be 3 years. Prior to January 1, 2006, such employment agreements were so extended. The agreements with AFC automatically extend daily, so as to maintain their original term, unless written notice of non-renewal is given by the Board. No such notice has been given to any current executive officer.

          The employment agreements provide for minimum salaries and the executives’ participation in retirement plans, group life, medical and disability insurance plans and any other employee benefit programs. The employment agreements also provide that AFC and the Association will maintain, for the benefit of the executives, directors’ and officers’ liability insurance and will indemnify the executives on prescribed terms for claims and related costs and liabilities arising from the services provided pursuant to the employment agreements for a period of six years beyond the termination of such agreements.

          The employment agreements provide for termination of each of the executives’ employment at any time by AFC or the Association with or without cause. Each executive would be entitled to a severance payment in the event the executive’s employment terminates (1) due to AFC’s or the Association’s respective (A) failure to re-elect the executive to his current office, and in the case of Messrs. Engelke’s and Keegan’s employment agreements, to the Board; (B) failure by whatever cause to vest in the executive the functions, duties or responsibilities prescribed for the executive in such agreement; (C) material breach of the employment agreements or reduction of the executive’s base salary or other change to the terms and conditions of the executive’s compensation and benefits which either individually or in the aggregate, as to such executive, has a material adverse effect on the aggregate value of the total compensation package provided to such executive; or (D) relocation of the executive’s principal place of employment outside of Nassau or Queens Counties of New York; or (2) for reasons other than (A) for cause; (B) voluntary resignation, except as a result of the actions specified under clause (1) above or following a change of control, as defined in the agreements; (C) following the executive’s attainment of mandatory retirement age for executive officers (currently 70 years of age); (D) death; (E) long term disability; or (F) expiration of the term of the employment agreement.

          The severance payment to which an executive would be entitled includes: (1) continued life, medical and disability insurance benefits for the remainder of the contract term; (2) a lump sum payment equal to the salary, potential incentive compensation, present value of pension benefits, and the profit-sharing and ESOP benefits the executive would have earned during the remainder of the contract term; (3) accelerated vesting of all outstanding options and restricted stock awards; and (4) a cash settlement, at the election of AFC or the Association, of all outstanding options and restricted stock awards. See “Executive Compensation - Report of the Compensation Committee on Executive Compensation” on pages 15 through 21 above.

           For any taxable year in which an executive would be liable for the payment of excise taxes under Section 4999 of the Code with respect to any compensation paid by AFC or any of its affiliated companies, AFC will pay to or on behalf of the executive, an amount, in addition to the severance payment, sufficient to maintain the after-tax severance benefit as though the excise tax specified in Section 4999 of the Code did not apply.

          Incentive Option Plans

          The following table sets forth all grants of options (and LSARs) under the 2005 Stock Incentive Plan to the Named Executives during 2005 and contains certain information about the potential value of these options based upon certain assumptions as to the appreciation of AFC Common Stock over the life of the option. During 2005, no options or SARs were granted pursuant to the 2003 Officer Option Plan, the 1999 Officer Option Plan or the 1996 Officer Option Plan, nor did AFC adjust or amend the exercise price of any stock options or SARs previously awarded to any of the Named Executives. AFC, on December 21, 2005 accelerated the vesting of all outstanding unvested stock options which were awarded to officers of the Association, including the Named Executives, on December 17, 2003 and December 15, 2004. The purpose of the acceleration was to enable AFC to eliminate compensation expense associated with such options in future periods upon the adoption in January 2006 of FASB Statement No. 123R, Share Based Payments.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

	Securities Underlying Options/ SARs Granted (1)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price PerShare (2)	Expiration Date	5%	10%

George L. Engelke, Jr.	345,000	28.18%	$29.02	12/20/2012	$4,075,849	$9,498,461
Monte N. Redman	154,700	12.64%	$29.02	12/20/2012	$1,827,634	$4,259,165
Gerard C. Keegan	122,900	10.04%	$29.02	12/20/2012	$1,451,947	$3,383,655
Arnold K. Greenberg	112,700	9.21%	$29.02	12/20/2012	$1,331,444	$3,102,831
Alan P. Eggleston	103,800	8.48%	$29.02	12/20/2012	$1,226,299	$2,857,798

(1)

All options granted to the Named Executives are non-qualified stock options, have a seven year term and vest on January 9, 2009. See “Executive Compensation - Employment Agreements” on pages 24 through 25. All such options also vest and become immediately exercisable upon death, disability, retirement or in the event of a change in control or threatened change in control, as defined in the 2005 Stock Incentive Plan. All such options were granted in tandem with LSARs which provide that, in the event of a change in control, during the period commencing on the change in control and ending at the later of six (6) months following such date or thirty (30) days following the earliest date on which the Named Executive may exercise the LSAR without subjecting himself to liability under Section 16 of the Exchange Act, the Named Executive may, in lieu of exercising the option, surrender the option and receive stock equal in value, on a per share basis, to the difference between the exercise price per share and the greater of (1) the highest price paid per share of AFC Common Stock by any person who initiated or sought to effect the change in control during the one-year period ending on the date of the change in control or (2) the average of the fair market value per share as defined in the 2005 Stock Incentive Plan over the last ten trading days preceding the date of exercise of the LSAR.

(2)	The exercise price may be paid in whole or in part in cash or through the surrender of previously held shares of AFC Common Stock.
(3)

The amounts stated assume the specified annual rates of appreciation only. Actual experience is dependent on the future performance of AFC Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

          The following table provides certain information with respect to options exercised by the Named Executives during 2005 and the number of shares of AFC Common Stock represented by outstanding stock options held by the Named Executives as of December 31, 2005. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any outstanding stock options and the closing price per share of AFC Common Stock of $29.40 as reported on the NYSE on December 31, 2005.

Aggregate Option/SAR Exercises in Last Fiscal Year and
Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year End (# Exercisable/ Unexercisable (2)	Value of Unexercised in-the-Money Options/SARs at Fiscal Year- End ($) Exercisable/ Unexercisable (2 (3)

George L. Engelke, Jr.	0	$0	2,636,766 / 345,000	$29,277,020 / $131,100
Monte N. Redman	5,940	$48,944	1,042,326 / 154,700	$11,133,576 / $58,786
Gerard C. Keegan	0	$0	771,000 / 122,900	$8,032,670 / $46,702
Arnold K. Greenberg	0	$0	646,500 / 112700	$6,570,269 / $42,826
Alan P. Eggleston	184,500	$2,284,750	529,500 / 103,800	$4,695,886 / $39,444

(1)

Represents the fair market value per share of AFC Common Stock as quoted on the NYSE on the day the option was exercised minus the exercise price per share of the option exercised times the number of shares of AFC Common Stock as to which the option was exercised.

(2)

Whether an option is exercisable or unexercisable has been determined as of the Record Date. On December 21, 2005, AFC accelerated the vesting of all outstanding unvested stock options which were awarded to officers of the Association, including the Named Executives, on December 17, 2003 and December 15, 2004. The purpose of the acceleration was to enable AFC to eliminate compensation expense associated with such options in future periods upon the adoption in January 2006 of FASB Statement No. 123R, Share Based Payments. A condition of such acceleration was that unless the option holder left the employ of the Association, while the option holder could exercise the option accelerated, the shares acquired on the exercise could not be sold or transferred until after the original vesting date. The number of securities underlying such options, the value of such options as calculated above and the original vesting dates as to the Named Executives are as follows: George L. Engelke, Jr. (315,000 shares, $1,575,000, January 10, 2007 and 397,500 shares, $1,102,387, January 10 , 2008), Monte N. Redman (130,500 shares, $652,500, January 10, 2007 and 180,000, $499,194, January 10 2008), Gerard C. Keegan (102,000 shares, $510,000, January 10, 2007 and 144,000 shares, $399,355, January 10, 2008), Arnold K. Greenberg (94,500 shares, $472,500, January 10, 2007 and 132,000, $366,076, January 10, 2008) and Alan P. Eggleston (88,500 shares, $442,500, January 10, 2007 and 120,000 shares, $332,796, January 10, 2008).

(3)

Represents the fair market value per share of AFC Common Stock at fiscal year end based upon the closing price of $29.40, as quoted on the NYSE on December 31, 2005, minus the exercise price per share of the options outstanding times the number of shares of AFC Common Stock as to which the option relates.

          Pension Plans

           The Employees’ Pension Plan is a non-contributory defined benefit pension plan for the benefit of eligible employees. The Excess Plan is a non-qualified plan that provides benefits that would have been provided under the Employees’ Pension Plan but for the maximum annual benefit limitation in Section 415 of the Code ($158,879 for 2005, payable in the form of a ten-year certain and continuous annuity at age 65) and the maximum annual compensation limitation in Section 401(a)(17) of the Code ($210,000 for 2005). The Supplemental Plan is a non-qualified plan under which selected participants in the Employees’ Pension Plan receive the retirement benefits that would have been provided under the Employees’ Pension Plan had the benefit formula in effect immediately prior to January 1, 1989 remained in effect.

          The following tables set forth the estimated annual benefits payable under the defined benefit pension plans described above upon retirement at age 65 in calendar year 2005, expressed in the form of a ten-year certain and continuous annuity, for the highest five-year average annual base wage (referred to in the table as remuneration) and years of service classifications specified.

Pension and Excess Plans

	Creditable Years of Service at Age 65 (1)

Remuneration (2)	15	20	25	30	35 (3)

$ 125,000	$25,600	$34,200	$42,700	$51,300	$51,300
150,000	31,600	42,200	52,700	63,300	63,300
175,000	37,600	50,200	62,700	75,300	75,300
200,000	43,600	58,200	72,700	87,300	87,300
225,000	49,600	66,200	82,700	99,300	99,300
250,000	55,600	74,200	92,700	111,300	111,300
300,000	67,600	90,200	112,700	135,300	135,300
400,000	91,600	122,200	152,700	183,300	183,300
450,000	103,600	138,200	172,700	207,300	207,300
500,000	115,600	154,200	192,700	231,300	231,300
750,000	175,600	234,200	292,700	351,300	351,300
1,000,000	235,600	314,200	392,700	471,300	471,300
1,300,000	307,600	410,200	512,700	615,300	615,300

Pension, Excess and Supplemental Plans

	Creditable Years of Service at Age 65 (1)

Remuneration (2)	15	20	25	30	35 (3)

$ 125,000	$30,000	$40,400	$49,900	$59,900	$59,900
150,000	37,500	50,000	62,400	74,900	74,900
175,000	45,000	60,000	74,900	89,900	89,900
200,000	52,500	70,000	87,400	104,900	104,900
225,000	60,000	80,000	99,900	119,900	119,900
250,000	67,500	90,000	112,400	134,900	134,900
300,000	82,500	110,000	137,400	164,900	164,900
400,000	112,500	150,000	187,400	224,900	224,900
450,000	127,500	170,000	212,400	254,900	254,900
500,000	142,500	190,000	237,400	284,900	284,900
750,000	217,500	290,000	362,400	434,900	434,900
1,000,000	292,500	390,000	487,400	584,900	584,900
1,300,000	382,500	510,000	637,400	764,900	764,900

(1)	The benefits listed in the retirement benefits tables are not subject to any Social Security or other offset amounts.
(2)

Remuneration under the Employees’ Pension Plan, the Excess Plan and the Supplemental Plan is calculated based upon the amount shown in the column of the “Summary Compensation Table” entitled “Salary” and does not include amounts shown in the column entitled “Bonus.” The Employees’ Pension Plan is a qualified plan and is subject to the compensation limit, described above, contained in Section 401(a)(17) of the Code for calculating the participant’s benefit.

(3)	Benefits do not accrue for service in excess of 30 years.

          The Named Executives, as of December 31, 2005, had the following credited service (i.e., benefit service): George L. Engelke, Jr., 34 years 6 months; Monte N. Redman, 28 years 7 months; Gerard C. Keegan, 34 years 9 months; Arnold K. Greenberg, 30 years 7 months; and Alan P. Eggleston, 12 years 1 month.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

          AFC’s independent registered public accounting firm, or principal accountant, for the fiscal year ended December 31, 2005 was KPMG LLP. Following its review of the qualifications of KPMG LLP and assuring itself that KPMG LLP is independent from AFC, its officers and directors and does not provide to AFC non-audit services to a degree that KPMG LLP’s independence may be impaired, the Audit Committee has reappointed KPMG LLP as independent registered public accounting firm, or principal accountant, for AFC and the Association for the year ending December 31, 2006, subject to ratification of such appointment by our shareholders. Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

          The following chart reflects fees billed or fees estimated to be billed for professional or other services rendered by KPMG LLP for AFC’s fiscal years ended December 31, 2004 and 2005:

KPMG LLP Fees Billed for the Fiscal Years ended December 31, 2004 and 2005

Service Categories	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2005

Audit Fees (1)	$1,172,000	$1,141,780
Audit-Related Fees (2)	$85,500	$78,000
Tax Fees (3)	$30,000	$90,063
All Other Fees (4)	$0.00	$0.00

(1)

Audit Fees reflect aggregate fees billed or estimated to be billed for professional services rendered for the audit of AFC’s consolidated financial statements, the reviews of the financial statements included in AFC’s Quarterly Reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings or engagements, including services rendered in connection with the audit of internal controls over financial reporting maintained by AFC.

(2)

Audit-Related Fees reflect aggregate fees billed or estimated to be billed for assurance and related services (within the meaning of Item 9(e)(2) of Regulation Section 240.14a-101 of the Exchange Act) that are reasonably related to the performance of the audit or review of AFC’s consolidated financial statements and not reported as Audit Fees, including but not limited to the audit of AFC’s employee benefit plans.

(3)

Tax Fees reflect aggregate fees billed or estimated to be billed for professional services for tax compliance, tax advice, and tax planning. The fees represent assistance in the preparation and review of AFC’s tax returns and the reorganization of Astoria Preferred Funding Corporation, AFC’s subsidiary that is qualified as a real estate investment trust, and Fidata, AFC’s subsidiary that is newly qualified as a Connecticut passive investment company.

(4)	All Other Fees reflect aggregate fees billed for products and services provided by KPMG LLP other than those set forth above as Audit Fees, Audit-Related Fees and Tax Fees.

          It is the policy of the Audit Committee to pre-approve all services provided by KPMG LLP to AFC. In the absence of contrary action by the Audit Committee, of which there has been none, the Board has also delegated to the Chairman of the Audit Committee the authority to pre-approve such services. The Chairman of the Audit Committee is then responsible to report such authorization to the Audit Committee at its next scheduled meeting. All services provided by KPMG LLP during fiscal year 2004 and 2005 were pre-approved by the Audit Committee.

          The Audit Committee, as part of its review of the disclosures and letter from KPMG LLP required by Independence Standards Board Standard No. 1, considered whether the provision of the services rendered, the fees for which are reflected in the chart above entitled “KPMG LLP Fees Billed for the Fiscal Years ended December 31, 2004 and 2005” with respect to the captions entitled “Audit-Related Fees”, “Tax Fees” and “All Other Fees”, were, and found them to be, compatible with maintaining the independence of KPMG LLP.

          On February 9, 2006, the Office of Thrift Supervision together with the other federal banking regulatory agencies published the “Interagency Advisory on the Unsafe and Unsound Use of Limitation of Liability Provisions in External Audit Engagement Letters.” The advisory is effective for any audit engagement letters entered into by the Association after February 9, 2006 and specifies that agreeing to certain limitation of liability provisions in an audit engagement letter would constitute an unsafe and unsound banking practice on the part of the Association. AFC believes that its engagement letter with KPMG LLP for the 2006 audit fully complies with the “Interagency Advisory on the Unsafe and Unsound Use of Limitation of Liability Provisions in External Audit Engagement Letters.”

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS AFC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee

          The information set forth in this section, including but not limited to the Report of the Audit Committee, shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that AFC specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting materials” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

          It has been and continues to be the practice of the Board to maintain an Audit Committee of the Board. The Board has adopted a written Charter of the Audit Committee. A copy of the Audit Committee’s Charter is posted on AFC’s Investor Relations website at http://ir.astoriafederal.com under the heading “Corporate Governance.” The Charter specifies the purpose of the Audit Committee, the appointment and composition of its members, procedural matters with respect to its meetings, the responsibilities and duties of the Audit Committee and the reporting of Audit Committee activities and recommendations. The management of AFC is primarily responsible for implementing and evaluating the effectiveness of the system of internal controls and financial reporting processes of AFC. AFC’s independent registered public accounting firm is responsible for expressing an opinion on the Consolidated Financial Statements of AFC based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion regarding management’s assessment and the effective operation of the system of internal controls over financial reporting.

          AFC Common Stock is listed on the NYSE. The Board has determined that the members of the Audit Committee meet the applicable independence standards set forth in the NYSE Listed Company Manual.

          Report of the Audit Committee

          Under rules established by the SEC, AFC is required to provide certain data and information regarding the activities of its Audit Committee. In fulfillment of this requirement, the Audit Committee of AFC, at the direction of the Board, has prepared the following report for inclusion in this Proxy Statement.

          At its meeting held on February 27, 2006, the Audit Committee reviewed the Consolidated Financial Statements and discussed such statements with the management of AFC. At such meeting and at other meetings held during 2005 and 2006, the Audit Committee discussed with AFC’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, or SAS 61, “Communication with Audit Committees.” The matters required to be discussed pursuant to SAS 61 include, but are not limited to, significant accounting policies, management judgments and accounting estimates, audit adjustments, if any, disagreements with management, if any, difficulties encountered with management in performing the audit, if any, and fees from management advisory services, if any.

          The Audit Committee has received and reviewed the written disclosures and letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

          Based upon the review and discussion referred to in this Report, the Audit Committee, at its meeting held on February 27, 2006, approved and recommended to the Board the inclusion of the Consolidated Financial Statements in the Annual Report on Form 10-K of AFC for the year ended December 31, 2005.

Audit Committee of AFC

Thomas J. Donahue, Chairman	Peter C. Haeffner, Jr.
Andrew M. Burger	Ralph F. Palleschi
Denis J. Connors	Leo J. Waters

Additional Information

          Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires AFC’s directors and executive officers, among others, to file reports of ownership and changes in ownership of their equity securities of AFC with the SEC and to furnish AFC with copies of all such reports. Based solely upon a review of the copies of these reports and amendments thereto received by AFC, AFC believes that all applicable filing requirements were complied with for 2005 and does not know of any such persons who may have failed to file any required form or to report any required transaction on a timely basis, except as follows: Mr. Peter Haeffner, Jr. on January 26, 2004 sold 4,000 shares of AFC Common Stock which was not reported to the SEC in a timely fashion. All transactions have now been reported by amended filings with the SEC.

          Cost of Proxy Solicitation

          The cost of solicitation of proxies by AFC will be borne by AFC. Georgeson Shareholder Communications Inc., or GSC, has been retained to assist in the solicitation of proxies under a contract providing for payment of a fee of $8,000 plus reimbursement for its expenses. In addition to solicitations by mail and by GSC, a number of officers and employees of AFC and the Association may solicit proxies in person, by mail or by telephone, but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to the beneficial owners of AFC Common Stock held of record by such fiduciaries, and AFC will reimburse them for their reasonable expenses in accordance with the rules of the SEC and the NYSE.

          Shareholder Proposals

          To be considered for inclusion in AFC’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2007, a shareholder proposal, including a recommendation of a director nominee, must be received by the Secretary of AFC at the address set forth on the first page of this Proxy Statement not later than December 12, 2006. Any shareholder proposal will be subject to Rule 14a-8 promulgated by the SEC under the Exchange Act.

          Notice of Business to be Conducted at an Annual Meeting

          The Bylaws of AFC provide an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to the Board. The shareholder must give written advance notice to the Secretary of AFC not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth (10th) day following the date on which AFC’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address, as they appear on AFC’s record of shareholders, the class and number of shares of AFC’s capital stock that are beneficially owned by such shareholder, a brief description of the proposed business or the names of the person(s) the shareholder proposes to nominate, and, as to business which the shareholder seeks to bring before an annual meeting, the reason for conducting such business at the annual meeting and any material interest of such shareholder in the proposed business.

          In the case of nominations for election to the Board, the shareholder’s notice must also include as to each proposed nominee all information regarding the proposed nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act, including, but not limited to, such proposed nominee’s consent to being named in the proxy statement as a nominee and to serve if elected. Nothing in this paragraph shall be deemed to require AFC to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

          Shareholder Communications

          The Board has established a process for shareholders to communicate with the Board or any of its members. Communications to Messrs. Engelke or Keegan may be sent directly to them at the address set forth on the first page of this Proxy Statement. Shareholders who wish to communicate with the entire Board or the non-management or independent directors may do so by writing to:

Chairman of the Nominating and Corporate Governance Committee
c/o Alan P. Eggleston, Executive Vice President, Secretary and General Counsel
Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, New York 11042

          Such communications should be delivered in a sealed envelope marked “Personal and Confidential.” Such communications shall be delivered unopened by the Executive Vice President, Secretary and General Counsel to the Chairman of the Nominating and Corporate Governance Committee. The Chairman of the Nominating and Corporate Governance Committee will acknowledge receipt of such correspondence and provide a copy to each Board member or each non-management or independent director, as applicable.

          Employees, who may also be shareholders of AFC, are provided several methods for providing confidential communications to the Chairman of the Audit Committee and the Chairman of the Nominating and Corporate Governance Committee. These procedures are outlined in AFC’s Code of Business Conduct and Ethics which is available on AFC’s Investor Relations website at http://ir.astoriafederal.com under the heading “Corporate Governance.” Shareholders may request a printed copy of such document by contacting the Investor Relations Department of AFC by calling (516) 327-7869 or in writing at the address specified on the first page of this proxy statement.

          Director Attendance at Annual Meetings

          It is the policy of AFC that all directors are strongly encouraged to attend the Annual Meeting and that, at a minimum, a quorum of the Board be in attendance. At the annual meeting of shareholders held on May 18, 2005, all of the directors were present.

          Other Matters Which May Properly Come Before the Meeting

          The Board knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, the dates by which shareholder proposals and notices of business to be conducted at an Annual Meeting having been previously disclosed, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters as directed by the Board.

          Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Annual Meeting.

          An additional copy of AFC’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2005, as filed with the SEC, will be furnished without charge to any shareholder upon written request to Astoria Financial Corporation, Investor Relations Department, One Astoria Federal Plaza, Lake Success, New York 11042-1085. Copies can also be obtained without charge from AFC’s Investor Relations Web site at http://ir.astoriafederal.com.

By order of the Board,

/s/ Alan P. Eggleston

Alan P. Eggleston
Executive Vice President, Secretary and General Counsel
Lake Success, New York
April 10, 2006

          YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Exhibit A

Astoria Financial Corporation

Director Independence Standards

          The following are standards adopted by Astoria Financial Corporation (the “Corporation”) for use in determining, pursuant to the New York Stock Exchange Listed Company Manual Section 303A, the status of each director’s “independence”. In addition to the specific criteria set forth in Paragraph No. 2 of Section 303A, as amended from time to time, the following categorical standards shall be applied by the Board of Directors in making its determinations.

1.

The Corporation’s wholly owned subsidiary, Astoria Federal Savings and Loan Association (the “Association”), is a federally chartered savings and loan association. Its primary business consists of providing consumer banking services to the public and originating mortgage loans for portfolio. Its operations are heavily regulated and it is regularly and routinely examined by the Office of Thrift Supervision (the “OTS”).

Directors of the Corporation are encouraged to utilize the Association’s consumer banking services and its lending capabilities, in accordance with OTS and applicable Federal Reserve Board regulations.

The Corporation recognizes that if a director deposits funds with the Association and the Association experiences financial or other regulatory difficulties, a conflict could exist which might impair a director’s independence, particularly if the director maintains a deposit in an amount or under circumstances that would result in all or some portion of the deposit not being insured by the Federal Deposit Insurance Corporation (the “FDIC”).

Similarly, if a director borrows funds from the Association and that loan is either in default or otherwise shows signs of credit weakness, a director’s independence could be impaired.

In conducting its examinations of the Association, the OTS utilizes a classification system and assigns a numerical rating to the Association in order to signify the level of financial strength and regulatory concern posed by the institution. This system is referred to as the CAMELS rating. The ratings, which, by law, are confidential, range from 1 to 5, with 1 being the highest rating and 5 being the lowest. Institutions with CAMELS ratings of 3, 4 or 5 exhibit some degree of supervisory concern, exhibit unsafe and unsound practices or conditions, or exhibit extremely unsafe and unsound practices or conditions, respectively. Institutions ranked 1 or 2 under the CAMELS system have been found by the OTS to be either sound in every respect or fundamentally sound.

A director’s independence will not be considered impaired at any time due to the director, directly or indirectly, having on deposit with the Association amounts which would be fully insured by the FDIC or, so long as the Association maintains a CAMELS rating of 1 or 2, in any amount.

A director’s independence will not be considered impaired so long as a direct or indirect loan to the director was granted in compliance with Federal Reserve Board Regulation O and applicable OTS regulations, the loan is not, according to the Association’s usual policies, classified as non-accrual, past due, restructured or a potential problem loan and the loan does not involve more than the normal risk of collectibility or otherwise present other unfavorable features.

As other banking services provided by the Association are readily available at competitive pricing, use by a director of other banking or financial services offered by the Association to the public will not be considered to impair a director’s independence.

A-1

2.

Pursuant to the Community Reinvestment Act, the Association is obligated to demonstrate the extent to which it ascertains and meets the credit needs of the communities it serves. As part of this responsibility, the Association and the Corporation encourage their directors and officers to be active in local charities and provides financial and other support to local charities and other non-profit organizations, particularly those that are housing related. No director will be considered to have his independence impaired because the Association may provide directors and officers liability coverage for the director’s service to such charity or non-profit organization or due to grants, contributions or donations made by the Association to a charity or non-profit organization with which the director is affiliated so long as such grants, contributions or donations by the Corporation or the Association do not exceed $100,000 per year.

3.

 While the focus of the New York Stock Exchange Listing Manual standards, as they relate to the independence of directors, is on relationships with the Corporation, circumstances could exist where a relationship between a director and an executive officer of the Corporation is such that such relationship in and of itself could impair the independence of the director.

(A)

The fact that a director and an executive officer may have equity investments in a company or enterprise, where the Corporation or Association does not do any business with that company or enterprise shall not result in the director’s independence being impaired.

(B)

If a director is associated with a company or enterprise with which the Corporation or Association does not do business, but with which an executive officer does business unrelated to the Corporation or Association, the director’s independence will not be deemed impaired so long as the revenue generated by such business, in any of the last three fiscal years, does not exceed the greater of $1,000,000 or 2% of such company’s consolidated gross revenue.

A-2

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS OF ASTORIA FINANCIAL CORPORATION RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2.	Please mark your votes like this	☒

COMMON
						FOR	AGAINST	ABSTAIN
1.	The election of nominees	FOR	WITHHOLD	2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Astoria Financial Corporation for the fiscal year ending December 31, 2006.	☐	☐	☐
	01 Gerard C. Keegan 02 Andrew M. Burger 03 Denis J. Connors 04 Thomas J. Donahue	☐	☐

Proposal Nos. 1 and 2 listed above in this revocable proxy were proposed by Astoria Financial Corporation. Other than Proposal Nos. 1 and 2, Astoria Financial Corporation is not currently aware of any other business that may come before the Annual Meeting. The persons named as proxies herein will vote the shares represented hereby as directed by the Board of Directors of Astoria Financial Corporation upon such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof, including, without limitation, a motion to postpone or adjourn the Annual Meeting. as directors for terms of three years each.

as directors for terms of three years each.

To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.				THIS PROXY IS REVOCABLE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

The undersigned hereby acknowledges receipt, prior to the execution of this proxy, of a Notice of Annual Meeting of Shareholders of Astoria Financial Corporation, a Proxy Statement dated April 10, 2006 for the Annual Meeting and an Astoria Financial Corporation 2005 Annual Report and Form 10-K.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

Signature _________________________________ Signature _________________________________ Date: ______________, 2006
Please sign name exactly as it appears hereon. If shares are registered in more than one name, all should sign, but if one signs, it binds the others. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Ù FOLD AND DETACH HERE Ù

ASTORIA FINANCIAL CORPORATION

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASTORIA
FINANCIAL CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE
HELD ON MAY 17, 2006 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned shareholder of Astoria Financial Corporation hereby authorizes and appoints John M. Graham III, William M. Thomas, Jr. or either of them as proxy of the undersigned, with full power of substitution, to attend and act as proxy for the undersigned and to vote as designated below all shares of common stock of Astoria Financial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Astoria Financial Corporation, to be held on May 17, 2006 at 9:30 a.m., Eastern Time, at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

(Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your
ASTORIA FINANCIAL CORPORATION account online.

Access your Astoria Financial Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Astoria Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

One Astoria Federal Plaza Lake Success, NY 11042-1085 (516) 327-3000

April 10, 2006

To:	All Astoria Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") Participants

Re:	Annual Meeting of Shareholders to be held on May 17, 2006

     In connection with the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2006, enclosed please find the following documents:

a)	Confidential Voting Instruction card,

b)	Proxy Statement dated April 10, 2006, including a Notice of Annual Meeting of Shareholders,

c)	2005 Annual Report and Form 10-K, and

d)	postage-paid return envelope addressed to Mellon Investor Services LLC, Proxy Tabulation Department (Mellon Investor Services LLC is the Confidential Voting Instruction tabulator for the ESOP).

     As a participant and a "named fiduciary" in the ESOP, you have the right to direct the ESOP Trustee (Prudential Bank & Trust Company, FSB) how to vote at the Annual Meeting the shares of Astoria Financial Corporation Common Stock (Shares) allocated to your account in the ESOP and held as of March 24, 2006 by Prudential Bank & Trust Company, FSB, as Trustee.

     As a "named fiduciary," you are the party who is identified in the voting section of the ESOP Trust as responsible for directing the Trustee how to vote your allocated ESOP Shares. The number of Shares in your ESOP account held by Prudential Bank & Trust Company, FSB is shown on the enclosed Confidential Voting Instruction card. Please mark the appropriate boxes on the card and sign, date and return it in the enclosed postage-paid return envelope. If you sign, date and return your card, but do not check the box for a particular proposal, the Trustee will vote your shares according to the recommendation of the Board of Directors for that particular proposal. For your ESOP voting instruction to be counted, Mellon Investor Services LLC must receive your Confidential Voting Instruction card no later than May 10, 2006.

     The ESOP Trust states that the Trustee will generally vote unallocated Shares and allocated Shares for which it receives no written instructions in the same manner and proportion as the allocated Shares for which voting instructions have been received. The Trustee's vote must be in accordance with its fiduciary duties and in a manner determined by the Trustee to be prudent and solely in the interest of ESOP participants and beneficiaries. State Street Global Advisors has been engaged as Independent Fiduciary to make this determination for the ESOP Trustee.

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION • FOUNDED 1888

Unanticipated Proposals

     It is possible, although very unlikely, that proposals other than those specified on the Confidential Voting Instruction card will be presented for shareholder action at the 2006 Annual Meeting of Shareholders. If this should happen, the Independent Fiduciary will determine for the ESOP Trustee how to vote upon such matters.

     Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed Confidential Voting Instruction card to signify your direction to the Trustee. You should then seal the card in the enclosed envelope and return it to Mellon Investor Services LLC. To direct the voting of Shares within the ESOP, the Confidential Voting Instruction card must be received by Mellon Investor Services LLC no later than May 10, 2006.

     Please note that the instructions of individual participants are to be kept confidential by Mellon Investor Services LLC and the Trustee, who have been instructed not to disclose them to anyone at Astoria Federal Savings and Loan Association or Astoria Financial Corporation.

     This memorandum is subject in its entirety to the information set forth in the enclosed Proxy Statement, which you are encouraged to read and study thoroughly.

Very truly yours, The ESOP Committee

By:	/s/ Steven G. Miss

Steven G. Miss

The directions, if any, given in this Confidential Voting Instruction will be kept confidential from all directors, officers and employees of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes like this	☒

ESOP SHARES THE BOARD OF DIRECTORS OF ASTORIA FINANCIAL CORPORATION RECOMMENDS A VOTE "FOR"ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2.
						FOR	AGAINST	ABSTAIN
1.	The election of nominees	FOR	WITHHOLD	2.	The ratification of the appointment of KPMG LLP as the independent registered public accouting firm for Astoria Financial Corporation for the fiscal year ending December 31, 2006.	☐	☐	☐
	01 Gerard C. Keegan 02 Andrew M. Burger 03 Denis J. Connors 04 Thomas J. Donahue	☐	☐
as directors for terms of three years each.
In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.

To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.				Proposal Nos. 1 and 2 listed above in this Confidential Voting Instruction were proposed by Astoria Financial Corporation.

The undersigned hereby instructs the Trustee to vote in accordance with the voting instruction indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instruction, of a Notice of Annual Meeting of Shareholders, a Proxy Statement dated April 10, 2006 for the Annual Meeting and an Astoria Financial Corporation 2005 Annual Report and Form 10-K.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

Signature _________________________________ Signature _________________________________ Date: ______________, 2006
Signature of participant, former participant or designated beneficiary of deceased former participant.
Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Ù FOLD AND DETACH HERE Ù

ASTORIA FINANCIAL CORPORATION

CONFIDENTIAL VOTING INSTRUCTION

SOLICITED BY THE EMPLOYEE STOCK OWNERSHIP PLAN COMMITTEE, AS PLAN ADMINISTRATOR, FOR THE
ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION EMPLOYEE STOCK OWNERSHIP PLAN

     As a named fiduciary, the undersigned participant, former participant or beneficiary of a deceased former participant in the Astoria Federal Savings and Loan Association Employee Stock Ownership Plan (the ESOP) hereby provides the voting instructions hereinafter specified to Mellon Investor Services LLC, as the designee of Astoria Federal Savings and Loan Association, which instructions shall be taken into account in directing Prudential Bank & Trust Company, FSB, as trustee of the ESOP (the Trustee), to vote, in person, by limited or general power of attorney or by proxy, the shares and fractional shares of common stock of Astoria Financial Corporation that are held by the Trustee, in its capacity as Trustee, as of March 24, 2006, at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2006 at 9:30 a.m., Eastern Time, at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

     As to the proposals listed below which are more particularly described in the Proxy Statement dated April 10, 2006, the Trustee will vote the common stock of Astoria Financial Corporation held by the ESOP Trust to reflect the voting instructions on this Confidential Voting Instruction, in the manner described in the accompanying letter dated April 10, 2006 from the ESOP Committee.

     If the duly executed Confidential Voting Instruction is returned, but no instruction is given, for purposes of providing voting instructions, such shares shall be treated as described in the letter dated April 10, 2006 from the ESOP Committee.

(Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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One Astoria Federal Plaza Lake Success, NY 11042-1085 (516) 327-3000

April 10, 2006

To:	All Astoria Federal Savings and Loan Association Incentive Savings Plan ("401K Plan") Participants with a portion of their account balance invested in the Employer Stock Fund

Re:	Annual Meeting of Shareholders to be held on May 17, 2006

     In connection with the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2006, enclosed please find the following documents:

a)	Confidential Voting Instruction card,

b)	Proxy Statement dated April 10, 2006, including a Notice of Annual Meeting of Shareholders,

c)	2005 Annual Report and Form 10-K, and

d)	postage-paid return envelope addressed to Mellon Investor Services LLC, Proxy Tabulation Department (Mellon Investor Services LLC is the Confidential Voting Instruction tabulator for the 401K Plan).

     As a participant in the 401K Plan with all or a portion of your account balance invested in the Employer Stock Fund and as a “named fiduciary,” you have the right to participate in directing how the Plan Administrator (Astoria Federal Savings and Loan Association) instructs the 401K Trustee (Prudential Bank & Trust Company, FSB) to vote the shares of Astoria Financial Corporation Common Stock (Shares) held by the 401K Plan as of March 24, 2006, the meeting record date (provided that you had all or a portion of your account invested in the Employer Stock Fund as of the most recent valuation date on or before the meeting record date). In general, the 401K Trustee will be directed to vote the Shares held in the Employer Stock Fund “FOR” and “AGAINST” (or in the case of electing directors, “FOR” and “WITHHOLD”) each proposal listed on the Confidential Voting Instruction card in the same proportions as instructions to cast votes “FOR” and “AGAINST” (or in the case of electing directors, “FOR” and “WITHHOLD”) each proposal are given by those individuals with the right to give directions. Each individual’s instructions are weighted according to the value of the participant’s interest in the Employer Stock Fund as of the most recent valuation available prior to the record date. If you do not file a Confidential Voting Instruction card on or before May 10, 2006, or if you ABSTAIN, your directions will not count.

Unanticipated Proposals

     It is possible, although very unlikely, that proposals other than those specified on the Confidential Voting Instruction card will be presented for shareholder action at the 2006 Annual Meeting of Shareholders. If this should happen, the 401K Trustee will be instructed to vote upon such matters in the 401K Trustee’s discretion, or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the 401K Trustee.

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION • FOUNDED 1888

     Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed Confidential Voting Instruction card to signify your direction to the Plan Administrator. You should then seal the card in the enclosed envelope and return it to Mellon Investor Services LLC. To direct the voting of your Shares, your instruction card must be received by Mellon Investor Services LLC no later than May 10, 2006.

     Please note that the instructions of individual participants are to be kept confidential by Mellon Investor Services LLC and the 401K Trustee, who have been instructed not to disclose them to anyone at Astoria Federal Savings and Loan Association or Astoria Financial Corporation.

     This memorandum is subject in its entirety to the information set forth in the enclosed Proxy Statement, which you are encouraged to read and study thoroughly.

Very truly yours, Plan Administrator for the Astoria Federal Savings and Loan Association Incentive Savings Plan

By:	/s/ Steven G. Miss

Authorized Signature

The directions, if any, given in this Confidential Voting Instruction will be kept confidential from all directors, officers and employees of Astoria Financial Corporation or Astoria Federal Savings and Loan Association.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes like this	☒

401K Plan Shares THE BOARD OF DIRECTORS OF ASTORIA FINANCIAL CORPORATION RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2.
						FOR	AGAINST	ABSTAIN
1.	The election of nominees	FOR	WITHHOLD	2.	The ratification of the appointment of KPMG LLP as the independent registered public accouting firm for Astoria Financial Corporation for the fiscal year ending December 31, 2006.	☐	☐	☐
	01 Gerard C. Keegan 02 Andrew M. Burger 03 Denis J. Connors 04 Thomas J. Donahue	☐	☐
as directors for terms of three years each.
In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.

To withhold authority to vote FOR any particular nominee, line or strike out that nominee's name and then check the appropriate box as to the remaining nominees.				Proposal Nos. 1 and 2 listed above in this Confidential Voting Instruction were proposed by Astoria Financial Corporation.

The undersigned hereby instructs the Plan Administrator to direct the Trustee to vote in accordance with the voting instruction indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instruction, of a Notice of Annual Meeting of Shareholders, a Proxy Statement dated April 10, 2006 for the Annual Meeting and an Astoria Financial Corporation 2005 Annual Report and Form 10-K.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

Signature _________________________________ Signature _________________________________ Date: ______________, 2006
Signature of participant, former participant or designated beneficiary of deceased former participant.
Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Ù FOLD AND DETACH HERE Ù

ASTORIA FINANCIAL CORPORATION

CONFIDENTIAL VOTING INSTRUCTION

SOLICITED BY ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION, AS PLAN ADMINISTRATOR,
FOR THE ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION INCENTIVE SAVINGS PLAN

     The undersigned participant, former participant or beneficiary of a deceased former participant in the Astoria Federal Savings and Loan Association Incentive Savings Plan (the 401K Plan) as a named fiduciary hereby provides the voting instructions hereinafter specified to Mellon Investor Services LLC, as the designee of Astoria Federal Savings and Loan Association, as Plan Administrator (the Plan Administrator), which instructions shall be taken into account in directing Prudential Bank & Trust Company, FSB, as Trustee of the 401K Plan (the Trustee) to vote in person, by limited or general power of attorney or by proxy the shares and fractional shares of common stock of Astoria Financial Corporation that are held by the Trustee, in its capacity as Trustee, as of March 24, 2006, at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 17, 2006 at 9:30 a.m., Eastern Time, at The Inn at New Hyde Park, 214 Jericho Turnpike, New Hyde Park, New York, 11040, and at any adjournment or postponement thereof.

     As to the proposals listed below which are more particularly described in the Proxy Statement dated April 10, 2006, the Plan Administrator of the 401K Plan will give voting directions to the Trustee. Such directions will reflect the voting instructions on this Confidential Voting Instruction, in the manner described in the accompanying letter from the Plan Administrator dated April 10, 2006.

     If the duly executed Confidential Voting Instruction is returned, but no instruction is given, for purposes of providing voting instructions, such shares shall be treated as described in the letter from the Plan Administrator dated April 10, 2006.

(Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù